EXHIBIT 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

HOMETRUST BANCSHARES, INC.

and

JEFFERSON BANCSHARES, INC.

Dated as of January 22, 2014

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HOMETRUST

4.1	Corporate Organization	25
4.2	Capitalization	26
4.3	Authority; No Violation	27
4.4	Consents and Approvals	27
4.5	Reports	27
4.6	Financial Statements	28
4.7	Broker’s Fees	29
4.8	Absence of Certain Changes or Events	29
4.9	Legal Proceedings	29
4.10	Taxes and Tax Returns	30
4.11	Employees	30
4.12	SEC Reports	33
4.13	Compliance with Applicable Law	33
4.14	Agreements with Regulatory Agencies	34
4.15	Risk Management Instruments	34
4.16	Environmental Matters	34
4.17	Investment Securities and Commodities	35
4.18	Real Property	35
4.19	Intellectual Property	35
4.20	State Takeover Laws	36
4.21	Reorganization	36
4.22	Opinion of Financial Advisor	36
4.23	HomeTrust Information	36
4.24	Loan Portfolio	36
4.25	Insurance	37
4.26	No Other Representations or Warranties	37

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Jefferson Conduct of Businesses Prior to the Effective Time	38
5.2	Jefferson Forbearances	38
5.3	HomeTrust Conduct of Business Prior to the Effective Time	41
5.4	HomeTrust Forbearances	41

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	42
6.2	Access to Information; Current Information; Attendance at Meetings	44
6.3	Shareholder Meetings	45
6.4	Nasdaq Listing	45
6.5	Employee Matters	45
6.6	Officers’ and Directors’ Insurance; Indemnification	47
6.7	Exemption from Liability Under Section 16(b)	48
6.8	No Solicitation	49
6.9	Notification of Certain Matters	50
6.10	Correction of Information	50
6.11	System Integration	51
6.12	Coordination; Integration	51
6.13	Trust Preferred Securities	51
6.14	Jefferson Director Action	51

ARTICLE VII - CONDITIONS PRECEDENT

7.1	Conditions to Each Party's Obligations	51
7.2	Conditions to Obligations of HomeTrust	52
7.3	Conditions to Obligations of Jefferson	53

ARTICLE VIII - TERMINATION AND AMENDMENT

8.1	Termination	54
8.2	Effect of Termination	55
8.3	Fees and Expenses	55
8.4	Termination Fee	55
8.5	Amendment	56
8.6	Extension; Waiver	56

ARTICLE IX - GENERAL PROVISIONS

9.1	Closing	56
9.2	Nonsurvival of Representations, Warranties and Agreements	56
9.3	Notices	57
9.4	Interpretation	57
9.5	Counterparts	58
9.6	Entire Agreement	58
9.7	Governing Law	58
9.8	Publicity	58
9.9	Assignment; Third Party Beneficiaries	58
9.10	Specific Performance; Time of the Essence	58

SIGNATURES		60

EXHIBITS

Exhibit A Exhibit B Exhibit C	Form of Voting Agreement Form of Non Solicitation Agreement Form of Employment Agreement Between HomeTrust Bank and Anderson L. Smith
Exhibit D	Form of Employment Agreement Between HomeTrust Bank and John William Beard
Exhibit E	Form of Employment Agreement Between HomeTrust Bank and Gary L. Keys
Exhibit F	Form of Plan of Bank Merger

INDEX OF DEFINED TERMS
DefinitionPage

Acceptable Confidentiality Agreement	49
Agreement	1
Articles of Merger	2
Bank Merger	4
Bank Merger Certificates	5
Bank Plan of Merger	5
BHC Act	8
BOLI	21
Cancellation Agreement	4
Cancelled Shares	3
Certificate	3
Change in Recommendation	50
Claim	48
Closing	57
Closing Date	57
Code	1
Confidentiality Agreement	45
Covered Employees	46
Department	2
DFI	11
DPC Common Shares	3
Effective Time	2
Enforceability Exception	10
Environmental Laws	20
ERISA	15
Exchange Act	13
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	3
FDIC	9
Federal Reserve Board	11
FHLB	9
Form S-4	11
GAAP	8
Governmental Entity	11
HomeTrust	1
HomeTrust Articles	25
HomeTrust Average Closing Price	3
HomeTrust Benefit Plans	31
HomeTrust Bylaws	25
HomeTrust Common Stock	2
HomeTrust Disclosure Schedule	25
HomeTrust ERISA Affiliate	31
HomeTrust Leased Properties	35
HomeTrust Owned Properties	35
HomeTrust Qualified Plans	31
HomeTrust Real Property	35
HomeTrust Regulatory Agreement	34
HomeTrust Reports	33

v

HomeTrust Restricted Stock Award	26
HomeTrust Rights Agreement	2
HomeTrust Stock Options	26
HomeTrust Stock Plans	26
HomeTrust Subsidiary	25
HSR Act	11
Insurance Amount	48
Intellectual Property	22
In-the-Money Jefferson Stock Option	4
IRS	14
Jefferson	1
Jefferson Benefit Plans	15
Jefferson Board Recommendation	45
Jefferson Bylaws	8
Jefferson Charter	8
Jefferson Common Stock	2
Jefferson Confidential Information	49
Jefferson Contract	19
Jefferson Director	4
Jefferson Disclosure Schedule	7
Jefferson ERISA Affiliate	15
Jefferson ESOP	3
Jefferson Federal Bank Severance Plan	47
Jefferson Indemnified Party	48
Jefferson Individuals	49
Jefferson Insiders	49
Jefferson Leased Properties	21
Jefferson Owned Properties	21
Jefferson Qualified Plans	16
Jefferson Real Property	21
Jefferson Regulatory Agreement	20
Jefferson Reports	17
Jefferson Representatives	49
Jefferson Shareholder Approval	10
Jefferson Shareholder Meeting	45
Jefferson Stock Option	4
Jefferson Stock Option Consideration	4
Jefferson Stock Plan	4
Jefferson Subsidiary	9
Letter of Transmittal	5
Liens	10
Loans	23
Material Adverse Effect	8
Merger	1
Merger Consideration	3
MGCL	2
Multiemployer Plan	16
Multiple Employer Plan	16
Nasdaq	3
New Employment Agreement	1
Non-Solicitation Agreement	1
OCC	11
Parties	1

Permitted Encumbrances	21
Proxy Statement	11
Regulatory Agencies	11
Requisite Regulatory Approvals	52
Sarbanes-Oxley Act	13
SEC	8
Secretary of State	2
Securities Act	17
SRO	11
Subsidiary	8
Surviving Bank	5
Surviving Company	1
Takeover Statutes	23
Tax	15
Tax Return	15
Taxes	15
TBCA	2
Termination Fee	56
Treasury	14
Trust Account Common Shares	3
Unallocated Jefferson ESOP Shares	3
Unduly Burdensome Condition	52
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2014 (this “Agreement”), by and between HomeTrust Bancshares, Inc., a Maryland corporation (“HomeTrust”), and Jefferson Bancshares, Inc., a Tennessee corporation (“Jefferson”, and together with HomeTrust, the “Parties”).

RECITALS

A.           The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Jefferson will, on the terms and subject to the conditions set forth in this Agreement, merge with and into HomeTrust (the “Merger”), with HomeTrust as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.           As a condition to the willingness of HomeTrust to enter into this Agreement, all of the directors of Jefferson have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with HomeTrust.

C.           As a condition to the willingness of HomeTrust to enter into this Agreement, all of the directors of Jefferson have entered into resignation, non-solicitation and confidentiality agreements (each a “Non-Solicitation Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with HomeTrust.

D.           Each of Anderson L. Smith, John William Beard, and Gary L. Keys has entered into an employment agreement with HomeTrust Bank, a federally chartered savings bank and wholly owned subsidiary of HomeTrust, in the forms attached hereto as Exhibits C, D and E, respectively, dated as of the date hereof but effective upon consummation of the Merger, in exchange for the termination and cancellation of each of their respective employment agreements with Jefferson and/or Jefferson Federal Bank (each a “New Employment Agreement”).

E.           The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g).

F.           The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.

(a)           Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time (as defined in Section 1.2), Jefferson shall merge with and into HomeTrust. HomeTrust shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Jefferson shall cease.

(b)           Subject to the consent of Jefferson, which shall not be unreasonably withheld or delayed, HomeTrust may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of HomeTrust with Jefferson) if and to the extent requested by HomeTrust; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Jefferson, (ii) adversely affect the tax consequences of the Merger to the shareholders of Jefferson or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.2           Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and HomeTrust shall cause to be filed with the Department of Assessments and Taxation of the State of Maryland (the “Department”) and the Secretary of State of the State of Tennessee (the “Secretary of State”), articles of merger and a short form plan of merger as provided in the MGCL and/or TBCA (collectively the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger (the “Effective Time”).

1.3           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL and the TBCA.

1.4           Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Jefferson, HomeTrust or the holders of any of the following securities:

(a)           Each share of common stock, $0.01 value, of HomeTrust (together with the rights issued pursuant to the HomeTrust Tax Benefits Preservation Plan, dated as of September 25, 2012, as amended, between HomeTrust and Registrar and Transfer Company, as Rights Agent (“HomeTrust Rights Agreement”), “HomeTrust Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.

(b)      Subject to Sections 1.4(c) and 1.4(d), each share of common stock, $0.01 par value, of Jefferson (“Jefferson Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive $4.00 in cash without interest plus a fraction of a share of HomeTrust Common Stock equal to the quotient of $4.00 divided by the HomeTrust Average Closing Price (as defined below) rounded to the nearest one ten thousand (the “Exchange Ratio”) (collectively the “Merger Consideration”); provided, however, if the HomeTrust Average Closing Price is equal to or less than $15.00, the Exchange Ratio shall be fixed at .2667 or if the HomeTrust Average Closing Price is equal to or greater than $18.00, the Exchange Ratio shall be fixed at .2222.  The Exchange Ratio is also subject to possible adjustment pursuant to Section 1.4(d) below.  “HomeTrust Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of HomeTrust Common Stock on the Nasdaq Stock Market, Inc. (“Nasdaq”) for the ten (10) trading days ending on the fifth trading day immediately preceding the Closing Date (as defined in Section 9.1). All of the shares of Jefferson Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Jefferson Common Stock (each, a “Certificate”), (it being understood that any reference to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Jefferson Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Jefferson Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)           All shares of Jefferson Common Stock that are owned immediately prior to the Effective Time by (i) the Jefferson Federal Bank Employee Stock Ownership Plan (the “Jefferson ESOP”) that have not been allocated to participant accounts (“Unallocated Jefferson ESOP Shares”) or (ii) Jefferson or HomeTrust (other than shares of Jefferson Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Jefferson Common Stock held, directly or indirectly, by Jefferson or HomeTrust in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of HomeTrust or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

(d)           If, between the date of this Agreement and the Effective Time, the outstanding shares of HomeTrust Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Jefferson Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(d) shall be construed to permit HomeTrust to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.5           Stock Options.

(a)           As of or immediately prior to the Effective Time, each option to purchase shares of Jefferson Common Stock (a “Jefferson Stock Option”) granted under the Jefferson 2004 Stock-Based Incentive Plan (the “Jefferson Stock Plan”) that is outstanding immediately prior to the Effective Time with an exercise price per share less than $8.00 per share (an “In-the-Money Jefferson Stock Option”), whether or not then vested or exercisable, shall be cancelled by Jefferson in exchange for a cash payment by Jefferson equal to the positive difference between $8.00 and the exercise price per share multiplied by the number of shares of Jefferson Common Stock subject to such In-the-Money Jefferson Stock Option (the “Jefferson Stock Option Consideration”), less any applicable withholding taxes.  In exchange for the Jefferson Stock Option Consideration, Jefferson shall cause each holder of an In-the-Money Jefferson Stock Option to execute an option cancellation and release agreement in form and substance reasonably satisfactory to HomeTrust (each a “Cancellation Agreement”) prior to the payment of the Jefferson Stock Option Consideration.

(b)           As of or immediately prior to the Effective Time, Jefferson shall cause all other outstanding Jefferson Stock Options (i.e. those with an exercise price per share equal to or greater than $8.00) to be cancelled and/or terminated without payment of any consideration therefor.

(c)           At or prior to the Effective Time, the Board of Directors of Jefferson and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.5.

1.6           Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of HomeTrust in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of HomeTrust, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.7           Directors and Officers. Subject to applicable law, and HomeTrust’s corporate governance process for new directors, the directors of HomeTrust immediately prior to the Effective Time, together with Anderson L. Smith (the “Jefferson Director”), shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. On or prior to the Closing Date, HomeTrust shall cause the Jefferson Director to be added to the Board of Directors of HomeTrust and HomeTrust Bank as of the Effective Time. The officers of HomeTrust immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8           The Bank Merger. Immediately after the Effective Time, HomeTrust intends to merge Jefferson Federal Bank, a Tennessee-chartered savings bank and wholly owned subsidiary of Jefferson, with and into HomeTrust Bank (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, and HomeTrust Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Jefferson Federal Bank and HomeTrust Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit F, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Jefferson shall cause Jefferson Federal Bank, and HomeTrust shall cause HomeTrust Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1           Exchange Agent. Prior to the Effective Time, HomeTrust shall appoint an unrelated bank or trust company reasonably acceptable to Jefferson, or HomeTrust's transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2           Deposit of Merger Consideration. At or prior to the Effective Time, HomeTrust shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of HomeTrust Common Stock equal to the stock portion of the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”) and HomeTrust shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3           Delivery of Merger Consideration.

(a)         As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of Jefferson’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)         As soon as reasonably practicable after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Jefferson Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Jefferson Common Stock represented by such holder’s Certificate or Certificates.  Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)         No dividends or other distributions with respect to HomeTrust Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HomeTrust Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of HomeTrust Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of HomeTrust Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the HomeTrust Common Stock issuable with respect to such Certificate.

(d)         In the event of a transfer of ownership of a Certificate representing Jefferson Common Stock prior to the Effective Time that is not registered in the stock transfer records of Jefferson, the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Jefferson Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of HomeTrust that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, HomeTrust) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of HomeTrust Common Stock otherwise payable pursuant to this Agreement to any holder of Jefferson Common Stock such amounts as the Exchange Agent or HomeTrust, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or HomeTrust, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Jefferson Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or HomeTrust, as the case may be.

(e)         After the Effective Time, there shall be no transfers on the stock transfer books of Jefferson of the shares of Jefferson Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Jefferson Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of HomeTrust Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)         Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of HomeTrust Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to HomeTrust Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of HomeTrust.  In lieu of the issuance of any such fractional share, HomeTrust shall pay to each former shareholder of Jefferson who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the HomeTrust Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Jefferson Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of HomeTrust Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)         Any portion of the Exchange Fund that remains unclaimed by the shareholders of Jefferson at the expiration of six months after the Effective Time shall be paid to HomeTrust.  In such event, any former shareholders of Jefferson who have not theretofore complied with this Article II shall thereafter look only to HomeTrust with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the HomeTrust Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of HomeTrust, Jefferson, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Jefferson Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)         In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HomeTrust or the Exchange Agent, the posting by such person of a bond in such amount as HomeTrust may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JEFFERSON

Except (i) as disclosed in the disclosure schedule delivered by Jefferson to HomeTrust concurrently herewith (the “Jefferson Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Jefferson Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Jefferson that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Jefferson Reports (as defined in Section 3.12) filed with the Securities and Exchange Commission (the “SEC”) by Jefferson since December 31, 2011, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk

Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Jefferson hereby represents and warrants to HomeTrust as follows:

3.1	Corporate Organization.

(a)           Jefferson is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Jefferson has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Jefferson is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jefferson.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to HomeTrust, Jefferson or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its savings bank Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the charter of Jefferson (the “Jefferson Charter”) and the bylaws of Jefferson (the “Jefferson Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Jefferson to HomeTrust.

(b)           Each Subsidiary of Jefferson (a “Jefferson Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Jefferson and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except as set forth in Section 3.1(b) of the Jefferson Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of Jefferson to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Jefferson Federal Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Jefferson Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Jefferson as of the date hereof.  Neither Jefferson nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Cincinnati (the “FHLB”).

3.2           Capitalization.

(a)           The authorized capital stock of Jefferson consists of 30,000,000 shares of Jefferson Common Stock and 10,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 6,595,301 shares of Jefferson Common Stock issued and outstanding, inclusive of 216,033 Unallocated Jefferson ESOP Shares, (ii) 2,587,070 shares of Jefferson Common Stock held as treasury stock, (iii) 360,638 shares of Jefferson Common Stock reserved for issuance upon the exercise of outstanding Jefferson Stock Options, of which 20,000 shares are reserved for issuance under In-the-Money Jefferson Stock Options, and (iv) no other shares of capital stock or other voting securities of Jefferson issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Jefferson Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Jefferson may vote.  Except as set forth in Section 3.2(a) of the Jefferson Disclosure Schedule, no trust preferred or subordinated debt securities of Jefferson or any of its Subsidiaries or affiliates are issued or outstanding.  Other than Jefferson Stock Options granted prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Jefferson to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Jefferson Common Stock to which Jefferson is a party.  Section 3.2(a) of the Jefferson Disclosure Schedule sets forth a true, correct and complete list of all Jefferson Stock Options outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Jefferson Stock Option, (iii) the grant date and vesting dates of each such Jefferson Stock Option and (iv) the exercise price for each such Jefferson Stock Option.  Other than the Jefferson Stock Options set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Jefferson or any of its Subsidiaries) are outstanding.  Jefferson has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its Subsidiaries or affiliates beyond October 30, 2013.

(b)           Jefferson owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Jefferson Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Jefferson Federal Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Jefferson Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)           Jefferson does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3	Authority; No Violation.

(a)           Jefferson has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Jefferson.  The Board of Directors of Jefferson has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Jefferson and its shareholders and has directed that this Agreement be submitted to Jefferson’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Jefferson Common Stock (the “Jefferson Shareholder Approval”), no other corporate proceedings on the part of Jefferson are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Jefferson and (assuming due authorization, execution and delivery by HomeTrust) constitutes a valid and binding obligation of Jefferson, enforceable against Jefferson in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)           Neither the execution and delivery of this Agreement by Jefferson or the Bank Plan of Merger by Jefferson Federal Bank, nor the consummation of the Merger by Jefferson or the Bank Merger by Jefferson Federal Bank, nor compliance by Jefferson or Jefferson Federal Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Jefferson Shareholder Approval is obtained, violate any provision of the Jefferson Charter or Jefferson Bylaws or the organization or governing documents of any Jefferson Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Jefferson or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Jefferson Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Jefferson or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Jefferson or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4           Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Tennessee Department of Financial Institutions (the “DFI”), the Office of the Comptroller of the Currency (the “OCC”), and the FDIC, if applicable, and approval of such applications, filings and notices, (iv) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Jefferson’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by HomeTrust in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) any filings or notices with the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the filing of the Articles of Merger with the Department and the Secretary of State and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of HomeTrust Common Stock pursuant to this Agreement and the approval of the listing of such HomeTrust Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Jefferson of this Agreement or (B) the consummation by Jefferson of the Merger or the consummation by Jefferson Federal Bank of the Bank Merger.  As of the date hereof, Jefferson is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5           Reports. Jefferson and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with (i) any state regulatory authority, including the DFI, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) — (vi) together with the OCC, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Jefferson and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Jefferson, investigation into the business or operations of Jefferson or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Jefferson.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Jefferson or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Jefferson or any of its Subsidiaries since January 1, 2010.

3.6	Financial Statements.

(a)           The financial statements of Jefferson and its Subsidiaries included (or incorporated by reference) in the Jefferson Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Jefferson and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Jefferson and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Jefferson and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Craine, Thompson & Jones, P.C. has not resigned (or informed Jefferson that it intends to resign) or been dismissed as independent public accountants of Jefferson as a result of or in connection with any disagreements with Jefferson on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Jefferson, neither Jefferson nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Jefferson included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of Jefferson and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Jefferson or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Jefferson.  Jefferson (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Jefferson, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Jefferson by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Jefferson’s outside auditors and the audit committee of Jefferson’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Jefferson’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Jefferson’s internal controls over financial reporting.  These disclosures were made in writing by management to Jefferson’s auditors and audit committee and a copy has previously been made available to HomeTrust.  There is no reason to believe that Jefferson’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2010, (i) neither Jefferson nor any of its Subsidiaries, nor, to the knowledge of Jefferson, any director, officer, auditor, accountant or representative of Jefferson or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Jefferson or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Jefferson or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Jefferson or any of its Subsidiaries, whether or not employed by Jefferson or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Jefferson or any of its officers, directors, employees or agents to the Board of Directors of Jefferson or any committee thereof or to the knowledge of Jefferson, to any director or officer of Jefferson.

3.7           Broker’s Fees. With the exception of the engagement of Keefe, Bruyette and Woods, Inc. and Professional Bank Services, Inc., neither Jefferson nor any Jefferson Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Jefferson has disclosed to HomeTrust as of the date hereof the aggregate fees provided for in connection with the engagement by Jefferson of Keefe, Bruyette and Woods, Inc. and Professional Bank Services, Inc. related to the Merger and the Bank Merger.

3.8           Absence of Certain Changes or Events.

(a)           Since September 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Jefferson.

(b)           Since September 30, 2013, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Jefferson and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9	Legal Proceedings.

(a)           Neither Jefferson nor any of its Subsidiaries is a party to any, and there are no pending or, to Jefferson’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Jefferson or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other requitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)           Except as set forth in Section 3.9(a) of the Jefferson Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to savings banks and bank holding companies) imposed upon Jefferson, any of its

Subsidiaries or the assets of Jefferson or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10           Taxes and Tax Returns.

(a)           Each of Jefferson and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Jefferson nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All Taxes of Jefferson and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Jefferson and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Jefferson nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Jefferson and its Subsidiaries for all years to and including 2009 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Jefferson nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Jefferson and its Subsidiaries or the assets of Jefferson and its Subsidiaries.  Jefferson has made available to HomeTrust true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Jefferson nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Jefferson and its Subsidiaries).  Neither Jefferson nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Jefferson) or (B) has any liability for the Taxes of any person or entity (other than Jefferson or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Jefferson nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Jefferson nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five years has Jefferson been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)           As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11	Employees.

(a)           Section 3.11(a) of the Jefferson Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Jefferson, any Jefferson Subsidiary, or any trade or business of Jefferson or any of its Subsidiaries, whether or not incorporated, all of which together with Jefferson would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Jefferson ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Jefferson or any of its Subsidiaries or any Jefferson ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Jefferson or any of its Subsidiaries or any Jefferson ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Jefferson Benefit Plans”).

(b)           Jefferson has heretofore made available to HomeTrust true and complete copies of each of the Jefferson Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Jefferson Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Jefferson Benefit Plan, and (iv) the most recently prepared actuarial report for each Jefferson Benefit Plan (if applicable) for each of the last two years.

(c)           Each Jefferson Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Jefferson nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Jefferson Benefit Plan, and neither Jefferson nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)           Section 3.11(d) of the Jefferson Disclosure Schedule identifies each Jefferson Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Jefferson Qualified Plans”).  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Jefferson may rely, with respect to each Jefferson Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Jefferson, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Jefferson Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Jefferson Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           Each Jefferson Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)           No Jefferson Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)           None of Jefferson and its Subsidiaries nor any Jefferson ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Jefferson and its Subsidiaries nor any Jefferson ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)           Neither Jefferson nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)           All contributions required to be made to any Jefferson Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Jefferson Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Jefferson.

(j)           There are no pending or, to the knowledge of Jefferson, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Jefferson’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Jefferson Benefit Plan, any fiduciaries thereof with respect to their duties to a Jefferson Benefit Plan or the assets of any of trust under any Jefferson Benefit Plans which could reasonably be expected to result in any liability of Jefferson or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Jefferson Benefit Plan, or any other party.

(k)           None of Jefferson and its Subsidiaries nor any Jefferson ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Jefferson Benefit Plans or their related trusts, Jefferson, any of its Subsidiaries, any Jefferson ERISA Affiliate or any person that Jefferson or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)           Except as set forth in Section 3.11(l) of the Jefferson Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Jefferson or any of its Subsidiaries, or result in any limitation on the right of Jefferson or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Jefferson Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Jefferson or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  Neither Jefferson nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Jefferson or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Jefferson Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Jefferson has made available to HomeTrust copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)           There are no pending or, to Jefferson’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Jefferson or any of its Subsidiaries, or any strikes or other labor disputes against Jefferson or any of its Subsidiaries.  Neither Jefferson nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Jefferson or any of its Subsidiaries and, to the knowledge of Jefferson, there are no organizing efforts by any union or other group seeking to represent any employees of Jefferson or any of its Subsidiaries.

3.12           SEC Reports. Jefferson has previously made available to HomeTrust an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2010 and prior to the date hereof by Jefferson pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Jefferson Reports”) and (b) communication mailed by Jefferson to its shareholders since December 31, 2010 and prior to the date hereof, and no such Jefferson Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2010, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all Jefferson Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Jefferson has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Jefferson Reports.

3.13           Compliance with Applicable Law. Jefferson and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jefferson, and to the knowledge of Jefferson, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Jefferson and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Jefferson or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Jefferson Federal Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Jefferson, or its Subsidiaries, or to the knowledge of Jefferson, any director, officer, employee, agent or other person acting on behalf of Jefferson or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Jefferson or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Jefferson or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Jefferson or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Jefferson or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Jefferson or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Jefferson or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.14	Certain Contracts.

(a)           Except as set forth in Section 3.14(a) of the Jefferson Disclosure Schedule, as of the date hereof, neither Jefferson nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Jefferson shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from HomeTrust, Jefferson, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Jefferson or any of its Subsidiaries or affiliates, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to engage in any line of business, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Jefferson Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Jefferson shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Jefferson or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Jefferson or its Subsidiaries, (ix) that involves the payment by Jefferson or any of its Subsidiaries of more than $40,000 per annum or $100,000 in the aggregate (other than any such contracts which are terminable by Jefferson or any of its Subsidiaries on sixty days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Jefferson or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Jefferson or any of its Subsidiaries in connection with sale of loans or loan participations, (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Jefferson Disclosure Schedule, is referred to herein as a “Jefferson Contract,” and neither Jefferson nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)           To the knowledge of Jefferson, (i) each Jefferson Contract is valid and binding on Jefferson or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Jefferson and each of its Subsidiaries has performed all material obligations required to be performed by it under each Jefferson Contract, (iii) each third-party counterparty to each Jefferson Contract has performed all material obligations required to be performed by it under such Jefferson Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Jefferson or any of its Subsidiaries under any such Jefferson Contract.

3.15           Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Jefferson Disclosure Schedule, neither Jefferson nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Jefferson Disclosure Schedule, a “Jefferson Regulatory Agreement”), nor has Jefferson or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory

Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Jefferson Regulatory Agreement.

3.16           Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Jefferson, any of its Subsidiaries or for the account of a customer of Jefferson or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Jefferson or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Jefferson and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Jefferson’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17           Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, Jefferson and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Jefferson, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Jefferson or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Jefferson or any of its Subsidiaries.  To the knowledge of Jefferson, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Jefferson nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

3.18           Investment Securities, Commodities and BOLI.

(a)           Each of Jefferson and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Jefferson or its Subsidiaries.  Such securities and commodities are valued on the books of Jefferson in accordance with GAAP.

(b)           Jefferson and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Jefferson believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Jefferson has made available to HomeTrust the material terms of such policies, practices and procedures.

(c)           Section 3.18(c) of the Jefferson Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Jefferson or its Subsidiaries, including the value of its BOLI. Jefferson and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Jefferson Reports in accordance with GAAP. Except as set forth in Section 3.18(c) of the Jefferson Disclosure Schedule, all BOLI set forth in Section 3.18(c) of the Jefferson Disclosure Schedule is owned solely by Jefferson or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Jefferson or its Subsidiaries BOLI.   Neither Jefferson nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.19           Real Property. Jefferson or a Jefferson Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Jefferson Reports as being owned by Jefferson or a Jefferson Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Jefferson Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Jefferson Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Jefferson Leased Properties” and, collectively with the Jefferson Owned Properties, the “Jefferson Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Jefferson’s knowledge, the lessor.  There are no pending or, to the knowledge of Jefferson, threatened condemnation proceedings against any Jefferson Real Property.

3.20           Intellectual Property. Jefferson and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Jefferson: (i) (A) the use of any Intellectual Property by Jefferson and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Jefferson or any Jefferson Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Jefferson that Jefferson or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Jefferson or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Jefferson or its Subsidiaries, and (iii) neither Jefferson nor any Jefferson Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Jefferson or any Jefferson Subsidiary, and Jefferson and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Jefferson and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

3.21           Related Party Transactions. Except as set forth in Section 3.21 of the Jefferson Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Jefferson or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Jefferson or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Jefferson Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Jefferson), on the other hand, except those of a type available to employees of Jefferson or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.22           State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Jefferson has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to Jefferson or any of its Subsidiaries.

3.23           Reorganization. Jefferson has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24           Opinions of Financial Advisors. Prior to the execution of this Agreement, the Board of Directors of Jefferson has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from each of Keefe, Bruyette and Woods, Inc., and Professional Bank Services, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Jefferson Common Stock.  Such opinions have not been amended or rescinded as of the date of this Agreement.

3.25           Jefferson Information. The information relating to Jefferson and its Subsidiaries which is provided by Jefferson or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.26	Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 3.26(a) of the Jefferson Disclosure Schedule, neither Jefferson nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Jefferson or any Subsidiary of Jefferson is a creditor which, as of December 31, 2013, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Jefferson or any of its Subsidiaries, or to the knowledge of Jefferson, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the Jefferson Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Jefferson and its Subsidiaries that, as of December 31, 2013, were classified by Jefferson as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Jefferson or any of its Subsidiaries that, as of December 31, 2013, was classified as “Other Real Estate Owned” and the book value thereof.

(b)           To Jefferson’s knowledge, each Loan of Jefferson and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Jefferson and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)           Each outstanding Loan originated, administered and/or serviced by Jefferson or any of its Subsidiaries was originated, administered and/or serviced, by Jefferson or a Jefferson Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Jefferson and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           None of the agreements pursuant to which Jefferson or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(e)           There are no outstanding Loans made by Jefferson or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Jefferson or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)           Neither Jefferson nor any of its Subsidiaries is now nor has it been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27           Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Jefferson, (a) Jefferson and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Jefferson reasonably has determined to be prudent and consistent with industry practice, and Jefferson and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Jefferson and its Subsidiaries, Jefferson or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28           No Other Representations or Warranties.

(a)           Except for the representations and warranties made by Jefferson in this Article III, neither Jefferson nor any other person makes any express or implied representation or warranty with respect to Jefferson, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Jefferson hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Jefferson nor any other person makes or has made any representation or warranty to HomeTrust or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Jefferson, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Jefferson in this Article III, any oral or written information presented to HomeTrust or any of its affiliates or representatives in the course of their due diligence investigation of Jefferson, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           Jefferson acknowledges and agrees that neither HomeTrust nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOMETRUST

Except (i) as disclosed in the disclosure schedule delivered by HomeTrust to Jefferson concurrently herewith (the “HomeTrust Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the HomeTrust Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HomeTrust that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any HomeTrust Reports (as defined in Section 4.12) filed with the SEC by HomeTrust prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), HomeTrust hereby represents and warrants to Jefferson as follows:

4.1           Corporate Organization.

(a)           HomeTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a savings and loan holding company duly registered under the Home Owners’ Loan Act of 1933, as amended.  HomeTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HomeTrust.  True and complete copies of the articles of incorporation of HomeTrust (the “HomeTrust Articles”) and the bylaws of HomeTrust (the “HomeTrust Bylaws”), as in effect as of the date of this Agreement, have previously been made available by HomeTrust to Jefferson.

(b)           Each Subsidiary of HomeTrust (a “HomeTrust Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on HomeTrust, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of HomeTrust to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of HomeTrust Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the HomeTrust Disclosure Schedule sets forth a true and complete list of all Subsidiaries of HomeTrust as of the date hereof.

4.2           Capitalization.

(a)           The authorized capital stock of HomeTrust consists of 60,000,000 shares of HomeTrust Common Stock and 10,000,000 shares of preferred stock, $0.01 value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 19,783,655 shares of HomeTrust Common Stock issued and outstanding, including 511,300 shares of HomeTrust Common Stock granted in respect of outstanding awards of restricted HomeTrust Common Stock under the HomeTrust Stock Plans (as defined below) (a “HomeTrust Restricted Stock Award”), (ii) 1,557,000 shares of HomeTrust Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of HomeTrust Common Stock granted under the HomeTrust Stock Plans (“HomeTrust Stock Options”), (iii) 894,100 shares of HomeTrust Common Stock reserved for issuance pursuant to future grants under the HomeTrust Stock Plans, and (v) no other shares of capital stock or other voting securities of HomeTrust issued, reserved for issuance or outstanding.  As used herein, the “HomeTrust Stock Plans” means all employee and director equity incentive plans of HomeTrust in effect as of the date of this Agreement.  All of the issued and outstanding shares of HomeTrust Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of HomeTrust may vote or (B) trust preferred or subordinated debt securities of HomeTrust or any of its Subsidiaries or affiliates issued or outstanding.  Other than HomeTrust Stock Options issued prior to the date of this Agreement and the HomeTrust Rights Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating HomeTrust to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the HomeTrust Common Stock.  Other than the HomeTrust Stock Options and the HomeTrust Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of HomeTrust or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)           HomeTrust owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the HomeTrust Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to HomeTrust Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No HomeTrust Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)           HomeTrust has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of HomeTrust and no other corporate action on the part of HomeTrust is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by HomeTrust and (assuming due authorization, execution and delivery by Jefferson) constitutes a valid and binding obligation of HomeTrust, enforceable against HomeTrust in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The HomeTrust Common Stock to be issued in the Merger have been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of HomeTrust will have any preemptive right or similar rights in respect thereof.

(b)           Neither the execution and delivery of this Agreement by HomeTrust or the Bank Plan of Merger by HomeTrust Bank, nor the consummation of the Merger by HomeTrust or the Bank Merger by HomeTrust Bank, nor compliance by HomeTrust or HomeTrust Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the HomeTrust Articles or HomeTrust Bylaws or the organization or governing documents of any HomeTrust Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HomeTrust, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of HomeTrust or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which HomeTrust or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4           Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by HomeTrust of this Agreement or (ii) the consummation by HomeTrust of the Merger and the consummation by HomeTrust Bank of the Bank Merger.  As of the date hereof, HomeTrust is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5           Reports.  HomeTrust and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HomeTrust.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of HomeTrust and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of HomeTrust, investigation into the business or operations of HomeTrust or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HomeTrust.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of HomeTrust or any of its Subsidiaries.

4.6           Financial Statements.

(a)           The financial statements of HomeTrust and its Subsidiaries included (or incorporated by reference) in the HomeTrust Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of HomeTrust and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of HomeTrust and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of HomeTrust and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Dixon Hughes Goodman LLP has not resigned (or informed HomeTrust that it intends to resign) or been dismissed as independent public accountants of HomeTrust as a result of or in connection with any disagreements with HomeTrust on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HomeTrust, neither HomeTrust nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of HomeTrust included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of HomeTrust and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HomeTrust or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on HomeTrust.  HomeTrust (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to HomeTrust, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of HomeTrust by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to HomeTrust’s outside auditors and the audit committee of HomeTrust’s Board of Directors

(i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HomeTrust’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HomeTrust’s internal controls over financial reporting.  These disclosures were made in writing by management to HomeTrust’s auditors and audit committee and a copy has previously been made available to Jefferson.  There is no reason to believe that HomeTrust’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2012, (i) neither HomeTrust nor any of its Subsidiaries, nor, to the knowledge of HomeTrust, any director, officer, auditor, accountant or representative of HomeTrust or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of HomeTrust or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HomeTrust or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing HomeTrust or any of its Subsidiaries, whether or not employed by HomeTrust or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HomeTrust or any of its officers, directors, employees or agents to the Board of Directors of HomeTrust or any committee thereof or to the knowledge of HomeTrust, to any director or officer of HomeTrust.

4.7           Broker’s Fees.  With the exception of the engagement of Sandler O’Neill & Partners, L.P., neither HomeTrust nor any HomeTrust Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  HomeTrust has disclosed to Jefferson as of the date hereof the aggregate fees provided for in connection with the engagement by HomeTrust of Sandler O’Neill & Partners, L.P. related to the Merger and the Bank Merger.

4.8           Absence of Certain Changes or Events.

(a)           Since September 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HomeTrust.

(b)           Since September 30, 2013 to the date of this Agreement, other than entering into this Agreement, in connection with this Agreement or the transactions contemplated hereby, HomeTrust and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9           Legal Proceedings.

(a)           Except as set forth in Section 4.9(a) of the HomeTrust Disclosure Schedule, neither HomeTrust nor any of its Subsidiaries is a party to any, and there are no pending or, to HomeTrust’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HomeTrust or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of two hundred and fifty thousand dollars ($250,000) or seeking injunctive or equitable relief, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon HomeTrust, any of its Subsidiaries or the assets of HomeTrust or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.10           Taxes and Tax Returns.  Each of HomeTrust and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither HomeTrust nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All Taxes of HomeTrust and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of HomeTrust and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither HomeTrust nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of HomeTrust and its Subsidiaries for all years to and including 2009 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither HomeTrust nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of HomeTrust and its Subsidiaries or the assets of HomeTrust and its Subsidiaries.  HomeTrust has made available to Jefferson true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither HomeTrust nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among HomeTrust and its Subsidiaries).  Neither HomeTrust nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither HomeTrust nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five years has HomeTrust been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11           Employees.

(a)           As used in this Agreement, the term “HomeTrust Benefit Plans” means all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which HomeTrust, any HomeTrust Subsidiary, or any trade or business of HomeTrust or any of its Subsidiaries, whether or not incorporated, all of which together with HomeTrust would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “HomeTrust ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by HomeTrust or any of its Subsidiaries or any HomeTrust ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of HomeTrust or any of its Subsidiaries or any HomeTrust ERISA Affiliate.

(b)           HomeTrust has heretofore made available to Jefferson true and complete copies of each of the HomeTrust Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any HomeTrust Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a HomeTrust Benefit Plan, and (iv) the most recently prepared actuarial report for each HomeTrust Benefit Plan (if applicable) for each of the last two years.

(c)         Each HomeTrust Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither HomeTrust nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any HomeTrust Benefit Plan, and neither HomeTrust nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)           Except as set forth in Section 4.11(d) of the HomeTrust Disclosure Schedule, the IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which HomeTrust may rely, with respect to each HomeTrust Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “HomeTrust Qualified Plans”), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of HomeTrust, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any HomeTrust Qualified Plan or the related trust or materially increase the costs relating thereto.  No trust funding any HomeTrust Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)         Each HomeTrust Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)         No HomeTrust Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)           None of HomeTrust and its Subsidiaries nor any HomeTrust ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any

Multiemployer Plan or a Multiple Employer Plan, and none of HomeTrust and its Subsidiaries nor any HomeTrust ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)           All contributions required to be made to any HomeTrust Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any HomeTrust Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of HomeTrust.

(i)           Except as set forth in Section 4.11(i) of the HomeTrust Disclosure Schedule, there are no pending or, to the knowledge of HomeTrust, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to HomeTrust’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any HomeTrust Benefit Plan, any fiduciaries thereof with respect to their duties to a HomeTrust Benefit Plan or the assets of any trust under any HomeTrust Benefit Plan which could reasonably be expected to result in any material liability of HomeTrust or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a HomeTrust Benefit Plan, or any other party.

(j)        None of HomeTrust and its Subsidiaries nor any HomeTrust ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the HomeTrust Benefit Plans or their related trusts, HomeTrust, any of its Subsidiaries, any HomeTrust ERISA Affiliate or any person that HomeTrust or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of HomeTrust or any of its Subsidiaries, or result in any limitation on the right of HomeTrust or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HomeTrust Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by HomeTrust or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  The transactions contemplated by this Agreement will not cause or require HomeTrust or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l)           Except as set forth in Section 4.11(l) of the HomeTrust Disclosure Schedule, there are no pending or, to HomeTrust’s knowledge, threatened labor grievances or unfair labor practice claims or charges against HomeTrust or any of its Subsidiaries, or any strikes or other labor disputes against HomeTrust or any of its Subsidiaries.  Neither HomeTrust nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of HomeTrust or any of its Subsidiaries and, to the knowledge of HomeTrust, there are no organizing efforts by any union or other group seeking to represent any employees of HomeTrust or any of its Subsidiaries.

4.12           SEC Reports.  HomeTrust has previously made available to Jefferson an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by HomeTrust pursuant to the Securities Act or the Exchange Act (the “HomeTrust Reports”) and (b) communication mailed by HomeTrust to its shareholders prior to the date hereof, and no such HomeTrust Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All HomeTrust Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of HomeTrust has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the HomeTrust Reports.

4.13           Compliance with Applicable Law.  HomeTrust and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HomeTrust, and to the knowledge of HomeTrust, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  HomeTrust and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to HomeTrust or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  HomeTrust Bank has a Community Reinvestment Act rating of “outstanding”.  Without limitation, none of HomeTrust, or its Subsidiaries, or to the knowledge of HomeTrust, any director, officer, employee, agent or other person acting on behalf of HomeTrust or any of its Subsidiaries has, directly or indirectly, (i) used any funds of HomeTrust or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of HomeTrust or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of HomeTrust or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of HomeTrust or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for HomeTrust or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for HomeTrust or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.14           Agreements with Regulatory Agencies.  Neither HomeTrust nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the HomeTrust Disclosure Schedule, a “HomeTrust Regulatory Agreement”), nor has HomeTrust or any of its Subsidiaries been advised since September 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such HomeTrust Regulatory Agreement.

4.15           Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of HomeTrust, any of its Subsidiaries or for the account of a customer of HomeTrust or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of HomeTrust or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  HomeTrust and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to HomeTrust’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16      Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HomeTrust, HomeTrust and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of HomeTrust, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on HomeTrust or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against HomeTrust or any of its Subsidiaries.  To the knowledge of HomeTrust, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither HomeTrust nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

4.17           Investment Securities and Commodities.

(a)         Each of HomeTrust and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of HomeTrust or its Subsidiaries.  Such securities and commodities are valued on the books of HomeTrust in accordance with GAAP.

(b)           HomeTrust and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that HomeTrust believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, HomeTrust has made available to Jefferson the material terms of such policies, practices and procedures.

4.18      Real Property.  HomeTrust or a HomeTrust Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the HomeTrust Reports as being owned by HomeTrust or a HomeTrust Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “HomeTrust Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such HomeTrust Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “HomeTrust Leased Properties” and, collectively with the HomeTrust Owned Properties, the “HomeTrust Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to HomeTrust’s knowledge, the lessor.  There are no pending or, to the knowledge of HomeTrust, threatened condemnation proceedings against any HomeTrust Real Property.

4.19            Intellectual Property.  HomeTrust and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on HomeTrust: (i) (A)  the use of any Intellectual Property by HomeTrust and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which HomeTrust or any HomeTrust Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to HomeTrust that HomeTrust or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of HomeTrust or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to HomeTrust or its Subsidiaries, and (iii) neither HomeTrust nor any HomeTrust Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by HomeTrust or any HomeTrust Subsidiary, and HomeTrust and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by HomeTrust and its Subsidiaries.

4.20           State Takeover Laws.  Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of HomeTrust has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, any Takeover Statutes applicable to HomeTrust or any of its Subsidiaries.

4.21           Reorganization.  HomeTrust has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22           Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Board of Directors of HomeTrust has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill & Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to HomeTrust.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23           HomeTrust Information.  The information relating to HomeTrust and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to HomeTrust and its Subsidiaries that is provided by HomeTrust or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Jefferson or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.24           Loan Portfolio.

(a)         As of the date hereof, except as set forth in Section 4.24(a) of the HomeTrust Disclosure Schedule, neither HomeTrust nor any of its Subsidiaries is a party to (i) any Loan in which HomeTrust or any Subsidiary of HomeTrust is a creditor which, as of December 31, 2013, was over ninety days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or 5% or greater shareholder of HomeTrust or any of its Subsidiaries, or to the knowledge of HomeTrust, any affiliate of any of the foregoing.  Set forth in Section 4.24(a) of the HomeTrust Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of HomeTrust and its Subsidiaries that, as of December 31, 2013, were classified by HomeTrust as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of HomeTrust or any of its Subsidiaries that, as of December 31, 2013, was classified as “Other Real Estate Owned” and the book value thereof.

(b)           To HomeTrust’s knowledge, each Loan of HomeTrust and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of HomeTrust and its

Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)           Each outstanding Loan originated, administered and/or serviced by HomeTrust or any of its Subsidiaries was originated, administered and/or serviced, by HomeTrust or a HomeTrust Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of HomeTrust and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           None of the agreements pursuant to which HomeTrust or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(e)           There are no outstanding Loans made by HomeTrust or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of HomeTrust or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)           Neither HomeTrust nor any of its Subsidiaries is now nor has it been since December 31, 2010 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.25           Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HomeTrust, (a) HomeTrust and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of HomeTrust reasonably has determined to be prudent and consistent with industry practice, and HomeTrust and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of HomeTrust and its Subsidiaries, HomeTrust or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.26           No Other Representations or Warranties.

(a)           Except for the representations and warranties made by HomeTrust in this Article IV, neither HomeTrust nor any other person makes any express or implied representation or warranty with respect to HomeTrust, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HomeTrust hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither HomeTrust nor any other person makes or has made any representation or warranty to Jefferson or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to HomeTrust, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by HomeTrust in this Article IV, any oral or written information presented to Jefferson or any of its affiliates or representatives in the course of their due diligence investigation of HomeTrust, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           HomeTrust acknowledges and agrees that neither Jefferson nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Jefferson Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of HomeTrust, during the period from the date of this Agreement to the Effective Time, Jefferson shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Jefferson or HomeTrust or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.2(d)) or to consummate the transactions contemplated hereby.

5.2           Jefferson Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Jefferson shall not, and shall not permit any of its Subsidiaries, without the prior written consent of HomeTrust (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l), (m), (n) and (r)), to:

(a)           Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, rights, convertible securities or other arrangements or commitment to acquire any shares of the capital stock or other ownership interest, except pursuant to In-the-Money Jefferson Stock Options outstanding on the date hereof.

(b)           Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)           Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than (A) dividends from wholly owned Subsidiaries to Jefferson or to another wholly owned Subsidiary of Jefferson or (B) regular distributions on trust preferred securities outstanding on the date hereof); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing:

(d)           Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or independent contractor of Jefferson or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) severance in accordance with past practice and (D) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than five thousand dollars ($5,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.

(e)           Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any Jefferson Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f)           Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.

(g)           Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.

(h)           Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(i)           Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving HomeTrust or HomeTrust Bank a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.

(j)           Governing Documents. Amend its organizational documents (or similar governing documents).

(k)           Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l)           Contracts. Enter into or terminate any Jefferson Contract or amend or modify in any material respect or renew any existing Jefferson Contract.

(m)           Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Jefferson or any of its Subsidiaries under any insurance policy maintained by Jefferson or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Jefferson and its Subsidiaries, taken as a whole.

(n)           Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Jefferson nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(o)           Deposit Taking and Other Bank Activities. In the case of Jefferson Federal Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(p)           Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than non-callable investment securities with an “AA” rating or better with a projected average life of less than two years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(q)           Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(r)           Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply with its policies in effect during calendar year 2013; or (ii) make any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Jefferson Federal Bank’s existing lending policies as of the date of this Agreement, provided that any unsecured Loan or extension of credit in excess of fifty thousand dollars ($50,000) and any secured Loan or extension of credit in excess of five hundred thousand dollars ($500,000) shall require the prior written approval of the Chief Risk Officer of HomeTrust Bank or his designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.

(s)           Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(t)           Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Jefferson’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(u)           Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(v)           Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).

(w)           Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).

(x)           Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed one thousand five hundred dollars ($1,500) individually, and five thousand dollars ($5,000) in the aggregate.

(y)           New Lines of Business. Develop, market or implement any new line of business.

(z)           Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(aa)           Performance of Obligations. Take any action that is likely to materially impair Jefferson’s ability to perform any of its obligations under this Agreement or Jefferson Federal Bank to perform any of its obligations under the Bank Plan of Merger.

(bb)           Commitments. Agree or commit to do any of the foregoing.

5.3           HomeTrust Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Jefferson, during the period from the date of this Agreement to the Effective Time, HomeTrust shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Jefferson or HomeTrust or any of their respective Subsidiaries to obtain any Requisite  Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4           HomeTrust Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Jefferson during the period from the date of this Agreement to the Effective Time, HomeTrust shall not, and shall not permit any of its Subsidiaries to:

(a)           Capital Stock.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Jefferson Common Stock.

(b)           Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of HomeTrust’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(c)           Performance Obligations. Take any action that is likely to materially impair HomeTrust’s ability to perform any of its obligations under this Agreement or HomeTrust Bank to perform any of its obligations under the Bank Plan of Merger.

(d)           Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)           As promptly as practicable following the date of this Agreement, HomeTrust shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by HomeTrust and Jefferson, will be included. Each of HomeTrust and Jefferson shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Jefferson and HomeTrust shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Jefferson shall thereafter mail or deliver the Proxy Statement to its shareholders. HomeTrust shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Jefferson shall furnish all information concerning Jefferson and the holders of Jefferson Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Jefferson or HomeTrust, or any of their respective affiliates, directors or officers, should be discovered by Jefferson or HomeTrust that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Jefferson’s shareholders.

(b)           In addition to their obligations pursuant to Section 6.1(a), Jefferson and HomeTrust shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. HomeTrust and Jefferson shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of HomeTrust Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Jefferson and HomeTrust, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)           Subject to the terms and conditions set forth in this Agreement, HomeTrust and Jefferson shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Jefferson (in the case of HomeTrust) or HomeTrust (in the case of Jefferson) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under the HSR Act or other antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, HomeTrust shall, and shall cause HomeTrust Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI, the OCC, the FDIC, if applicable, and under the HSR Act, if applicable, within forty-five (45) days after the date hereof. Jefferson and HomeTrust shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Jefferson or HomeTrust, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d)           Each of HomeTrust and Jefferson shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of HomeTrust, Jefferson or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)           Each of HomeTrust and Jefferson shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.2(d)).

6.2           Access to Information; Current Information; Attendance at Meetings.

(a)           Upon reasonable notice and subject to applicable laws, each of HomeTrust and Jefferson, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of HomeTrust and Jefferson shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC’s EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither HomeTrust nor Jefferson nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of HomeTrust’s or Jefferson’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Jefferson shall permit, and shall cause its Subsidiaries to permit, HomeTrust and/or an environmental consulting firm selected by HomeTrust, at the sole expense of HomeTrust, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently owned, leased or operated by Jefferson or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at HomeTrust's sole expense), HomeTrust shall indemnify Jefferson and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c)           Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Jefferson shall, upon the request of HomeTrust, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of HomeTrust regarding the financial condition, operations and business of Jefferson and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as practicable after the end of each month, Jefferson will deliver to HomeTrust in electronic form (i) the monthly deposit and loan trial balances of Jefferson Federal Bank, (ii) the monthly analysis of Jefferson Federal Bank's investment portfolio, (iii) monthly balance sheet and income statement of Jefferson and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.26(a) of the Jefferson Disclosure Schedule for the then current period.

(d)           During the period from the date hereof to the Effective Time, Jefferson shall provide HomeTrust with Board packages and notices of Jefferson Board meetings simultaneously with the submission of such materials to members of Jefferson’s Board of Directors provided however, that the Board packages and notices provided to HomeTrust may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to HomeTrust would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the Jefferson Board of Directors to be confidential.

(e)           All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of June 13, 2013 (the “Confidentiality Agreement”).

(f)           No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3           Shareholder Meeting. Jefferson shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Tennessee, the Jefferson Charter and the Jefferson Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Jefferson Shareholder Meeting”) for the purpose of seeking the Jefferson Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Jefferson Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the Jefferson Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Jefferson Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the Jefferson shareholders approve this Agreement and the Merger (the “Jefferson Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Jefferson shall not be required to hold the Jefferson Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Jefferson Shareholder Meeting.

6.4           Nasdaq Listing. HomeTrust shall use its commercially reasonable best efforts to cause the shares of HomeTrust Common Stock to be issued to the holders of Jefferson Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5           Employee Matters.

(a)           Following the Effective Time, HomeTrust shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Jefferson and its Subsidiaries on the Closing Date

(“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of HomeTrust or its Subsidiaries (other than Jefferson and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of HomeTrust or its Subsidiaries; and (ii) except as set forth in Section 6.5(f), until such time as HomeTrust shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of HomeTrust or its Subsidiaries (other than Jefferson and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation opportunities of Jefferson and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the HomeTrust Benefit Plans may commence at different times with respect to each HomeTrust Benefit Plan).

(b)           To the extent that a Covered Employee becomes eligible to participate in a HomeTrust Benefit Plan, HomeTrust shall cause such HomeTrust Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Jefferson or its Subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Jefferson Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any HomeTrust Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, HomeTrust or its applicable Subsidiary shall use its commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such HomeTrust or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Jefferson Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(c)           Prior to the Effective Time, and except as set forth in Section 6.5(f), Jefferson shall take, and shall cause its Subsidiaries to take, all actions requested by HomeTrust that may be necessary or appropriate to (i) cause one or more Jefferson Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Jefferson Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Jefferson Benefit Plan for such period as may be requested by HomeTrust, or (iv) facilitate the merger of any Jefferson Benefit Plan into any employee benefit plan maintained by HomeTrust or a HomeTrust Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to HomeTrust's reasonable prior review and approval, which shall not be unreasonably withheld.

(d)           Notwithstanding anything contained to the contrary in Section 6.5(c), HomeTrust shall cause HomeTrust Bank to assume and honor the Amended and Restated Change in Control Severance Plan of Jefferson Federal Bank dated effective April 25, 2013, (the “Jefferson Federal Bank Severance Plan”) subject to the Jefferson Federal Bank Severance Plan being amended as soon as practicable after the date hereof to provide for the execution and delivery of a general release by each employee as a condition to his or her right or entitlement to a severance benefit and that payment of the severance benefit shall be made within ten (10) days after the expiration of any opt-out period provided in the release, which amendment shall be made in compliance with Section 409A of the Code and in form and substance reasonably satisfactory to HomeTrust.

(e)           Nothing in this Section 6.5 shall be construed to limit the right of HomeTrust or any of its Subsidiaries (including, following the Closing Date, any Jefferson Subsidiary) to amend or terminate any Jefferson Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require HomeTrust or any of its Subsidiaries (including, following the Closing Date, any Jefferson Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

(f)           Jefferson and Jefferson Federal Bank shall, effective no later than immediately prior to, and contingent upon, the Closing, adopt such resolutions and/or amendments to the Jefferson ESOP loan documents (if any) and take any other required action to (i) provide for treatment of the shares of Jefferson Common Stock held in the Jefferson ESOP trust in accordance with Article I of this Agreement, (ii) terminate the Jefferson ESOP in accordance with its terms and the provisions of this Section 6.5(f), effective as of the Effective Time, and (iii) provide that no new participants shall be admitted to the Jefferson ESOP after the Closing.  The accounts of all participants and beneficiaries in the Jefferson ESOP as of the Effective Time shall become fully vested as of the Effective Time.  As soon as practicable after the Effective Time, HomeTrust shall file or cause to be filed all necessary documents with the IRS for a determination that the termination of the Jefferson ESOP does not affect the tax-qualified status of the Jefferson ESOP.  As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Jefferson ESOP upon its termination, the account balances in the Jefferson ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, except that, to the extent provided by the Jefferson ESOP (and, if determined to be appropriate by the Jefferson ESOP fiduciary), Jefferson ESOP participants whose employment is terminated by HomeTrust may elect to receive their Jefferson ESOP account balance prior to the receipt of the IRS determination letter but following their termination of employment.  HomeTrust agrees to permit Jefferson ESOP participants who become employees of HomeTrust or its Subsidiaries to roll over their account balances in the Jefferson ESOP to the HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan.

6.6           Officers' and Directors' Insurance; Indemnification.

(a)           For six years from and after the Effective Time, HomeTrust shall maintain officers' and directors' liability insurance covering the persons who are presently covered by Jefferson's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend, on an annual basis, during the coverage period more than an amount equal to 200% of the annual premium most recently paid by Jefferson (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto, and further provided that if HomeTrust is unable to maintain or obtain the insurance called for by this Section 6.6(a), HomeTrust shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. At Jefferson’s option, Jefferson may, in lieu of the foregoing, (or, if requested by HomeTrust, Jefferson shall) purchase prior to the Effective Time, a prepaid "tail" policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed 450% of the current annual premium for such insurance.  If such “tail” prepaid policy has been obtained by

Jefferson prior to the Effective Time, HomeTrust shall cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The officers and directors of Jefferson or its Subsidiaries may be required to make application and provide customary representations and warranties to HomeTrust's insurance carrier for the purpose of obtaining such insurance.

(b)           From and after the Effective Time, HomeTrust shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Jefferson (each, a “Jefferson Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of HomeTrust, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Jefferson Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Jefferson if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Jefferson Charter or Jefferson Bylaws to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.

(c)           In connection with the indemnification provided pursuant to Section 6.6(b), HomeTrust and/or a HomeTrust Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified person or multiple indemnified persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to HomeTrust and (ii) will cooperate in the defense of any such matter.

(d)           This Section 6.6 shall survive the Effective Time, is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against HomeTrust), and shall be binding on all successors and assigns of HomeTrust.

(e)           In the event HomeTrust or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of HomeTrust assume the obligations set forth in this Section 6.6.

6.7           Exemption from Liability Under Section 16(b). Each of the Board of Directors of HomeTrust and Jefferson or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Jefferson Insiders of HomeTrust Common Stock pursuant to the Merger is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term “Jefferson Insiders” means those officers and directors of Jefferson who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of HomeTrust in conjunction with the Merger.

6.8           No Solicitation.

(a)           Jefferson agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “Jefferson Individuals”) not to, and will use its commercially reasonable best efforts to cause Jefferson and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Jefferson Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Jefferson Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Jefferson will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than HomeTrust with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)           Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Jefferson Shareholder Approval, in the event Jefferson receives an unsolicited Acquisition Proposal and the Board of Directors of Jefferson determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Jefferson may, and may permit its Subsidiaries and the Jefferson Individuals and the Jefferson Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Jefferson than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Jefferson Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Jefferson determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be likely to result in a violation of its fiduciary duties under applicable law.

(c)           The Board of Directors of Jefferson shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to HomeTrust, the Jefferson Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to HomeTrust the Jefferson Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Jefferson (including any committee thereof) may, at any time prior to obtaining the Jefferson Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Jefferson determines in good faith (after consultation with Jefferson’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Jefferson may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given HomeTrust at least four (4)

business days, following HomeTrust’s initial receipt of written notice that the Board of Directors of Jefferson has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by HomeTrust, the Board of Directors of Jefferson determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)           Jefferson will promptly (and in any event within two (2) business days) advise HomeTrust in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep HomeTrust apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

(e)           As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Jefferson or Jefferson Federal Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Jefferson or Jefferson Federal Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Jefferson concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.9           Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of Jefferson and HomeTrust shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.10           Correction of Information. Each of Jefferson and HomeTrust shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11           System Integration. From and after the date hereof, Jefferson shall cause Jefferson Federal Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Jefferson Federal Bank's data processing consultants and software providers to, cooperate and assist Jefferson Federal Bank and HomeTrust Bank in connection with the planned electronic and systematic conversion of all applicable data of Jefferson Federal Bank to the HomeTrust Bank system to occur after the Effective Time, including the training of Jefferson Federal Bank employees without undue disruption to Jefferson Federal Bank's business, during normal business hours and at the expense of HomeTrust or HomeTrust Bank (not to include Jefferson Federal Bank's employee payroll).

6.12           Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Jefferson shall cause the Chief Executive Officer and Chief Financial Officer of Jefferson Federal Bank to assist and confer with the officers of HomeTrust Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of HomeTrust Bank, as the Surviving Bank in the Bank Merger.

6.13           Trust Preferred Securities. Upon the Effective Time, HomeTrust shall assume the due and punctual performance and observance of the covenants to be performed by Jefferson under the Junior Subordinated Indenture, dated as of December 13, 2006, between State of Franklin Bancshares, Inc. and Wilmington Trust Company, as Trustee relating to $10.31 million in trust capital securities issued by State of Franklin Statutory Trust II (the “Trust Preferred Securities”), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities.  In connection therewith, HomeTrust and Jefferson shall execute and deliver any supplemental indentures or other documents, and the Parties shall provide any opinion of counsel to the trustee thereof, required to make such assumption effective.

6.14           Jefferson Director Action. Prior to the Effective Time, HomeTrust shall take, and shall cause HomeTrust Bank to take, all necessary or required action to cause the Jefferson Director to become a director of the Surviving Company at the Effective Time for a term expiring at the annual meeting of shareholders in 2016 and a director of HomeTrust Bank upon consummation of the Bank Merger, in each case if he is otherwise eligible to serve, including any required amendments to the HomeTrust Bylaws and governing documents of HomeTrust Bank.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Jefferson and HomeTrust, at or prior to the Closing Date of the following conditions:

(a)           Shareholder Approval. The Jefferson Shareholder Approval shall have been obtained.

(b)           Nasdaq Listing. HomeTrust shall have filed with Nasdaq a notification form for the listing of all shares of HomeTrust Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of HomeTrust Common Stock.

(c)           Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)           No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

(e)           Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by HomeTrust including any condition that would increase the minimum regulatory capital requirements of HomeTrust or HomeTrust Bank (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2           Conditions to Obligations of HomeTrust. The obligation of HomeTrust to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by HomeTrust, at or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Jefferson set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.7 (Broker’s Fees), 3.8 (Absence of Changes), and 3.25 (Jefferson Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)
no other representation or warranty of Jefferson shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Jefferson or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Jefferson has had or would reasonably be expected to result in a Material Adverse Effect on Jefferson;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and HomeTrust shall have received a certificate signed on behalf of Jefferson by the Chief Executive Officer or the Chief Financial Officer of Jefferson to the foregoing effect.

(b)           Performance of Obligations of Jefferson. Jefferson shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and HomeTrust shall have received a certificate signed on behalf of Jefferson by the Chief Executive Officer or the Chief Financial Officer of Jefferson to such effect.

(c)           Third Party Consents.  Jefferson shall have obtained the written consent (without payment of any fee, penalty or compensation therefor) from each person or entity who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation set forth in Section 3.3(b) of the Jefferson Disclosure Schedule (or which was required to be set forth in Section 3.3(b) of the Jefferson Disclosure Schedule).

(d)           Opinion of Tax Counsel.  HomeTrust shall have received an opinion from Silver, Freedman, Taff & Tiernan, L.L.P., special counsel to HomeTrust, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan, L.L.P. may require and rely upon representations contained in letters from each of HomeTrust and Jefferson.

7.3           Conditions to Obligations of Jefferson. The obligation of Jefferson to effect the Merger is also subject to the satisfaction or waiver by Jefferson at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. The representations and warranties of HomeTrust set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)
the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect)4.8 (Absence of Changes) and 4.23 (HomeTrust Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)
no other representation or warranty of HomeTrust shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of HomeTrust or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of HomeTrust has had or would reasonably be expected to result in a Material Adverse Effect on HomeTrust;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Jefferson shall have received a certificate signed on behalf of HomeTrust by the Chief Executive Officer or the Chief Financial Officer of HomeTrust to the foregoing effect.

(b)           Performance of Obligations of HomeTrust. HomeTrust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Jefferson shall have received a certificate signed on behalf of HomeTrust by the Chief Executive Officer or the Chief Financial Officer of HomeTrust to such effect.

(c)           Opinion of Tax Counsel.  Jefferson shall have received an opinion from Kilpatrick Townsend & Stockton LLP, special counsel to Jefferson, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Kilpatrick Townsend & Stockton LLP may require and rely upon representations contained in letters from each of HomeTrust and Jefferson.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Jefferson Shareholder Approval, by action of the Board of Directors of a party, as follows:

(a)           by the written mutual consent of Jefferson and HomeTrust;

(b)           by either Jefferson or HomeTrust, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)           by either Jefferson or HomeTrust, if the Merger shall not have been consummated on or before September 30, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)           by either Jefferson or HomeTrust (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Jefferson, in the case of a termination by HomeTrust, or HomeTrust, in the case of a termination by Jefferson, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)           by HomeTrust if (i) the Board of Directors of Jefferson (or any committee thereof) shall have failed to make the Jefferson Board Recommendation or made a Change in Recommendation or (ii) Jefferson shall have materially breached any of the provisions set forth in Section 6.8;

(f)           by Jefferson prior to obtaining the Jefferson Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Jefferson has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a);

(g)           by either Jefferson or HomeTrust, if the provisions of Section 8.1(e) are not applicable and the shareholders of Jefferson fail to provide the Jefferson Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2           Effect of Termination. In the event of termination of this Agreement by either Jefferson or HomeTrust as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Jefferson, HomeTrust, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3           Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Jefferson, and all filing and other fees in connection with any filing with the SEC, which shall be borne by HomeTrust, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4           Termination Fee.

(a)           If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Jefferson shall immediately following such termination pay HomeTrust an amount equal to one million, nine hundred fifty thousand ($1,950,000) (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Jefferson shall, simultaneously with such termination and as a condition thereof, pay HomeTrust the Termination Fee, in each case in same-day funds.

(b)           If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Jefferson or Jefferson Federal Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Jefferson shall immediately pay HomeTrust the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c)             The payment of the Termination Fee shall fully discharge Jefferson from any and all liability under this Agreement and related to the transactions contemplated herein, and HomeTrust shall not be entitled to any other relief or remedy against Jefferson. If the Termination Fee is not payable, HomeTrust may pursue any and all remedies available to it against Jefferson on account of a willful and material breach by Jefferson of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), HomeTrust shall have the right to pursue any and all remedies available to it against Jefferson on account of the willful and material breach by Jefferson of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a), Jefferson may pursue any and all remedies available to it against HomeTrust on account of a willful and material breach by HomeTrust of any of the provisions of this Agreement.

8.5           Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Jefferson; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Jefferson, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6           Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1           Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the last day of the month (but no earlier than five business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3           Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)         if to HomeTrust, to:

HomeTrust Bancshares, Inc.
10 Woodfin Street
Asheville, N.C. 28801
Attention:  Dana Stonestreet, Chief Executive Officer
Facsimile: (828) 259-3934

with a copy to:

Silver, Freedman, Taff & Tiernan, L.L.P.
3299 K Street, N.W., Suite 100
Washington, D.C. 20007
Attention:  Barry Taff
Facsimile: (202) 337-5502

(b)         if to Jefferson, to:

Jefferson Bancshares, Inc.
120 Evans Avenue
Morristown, T.N. 37814
Attention:  Anderson L. Smith, Chief Executive Officer
Facsimile: (423) 714-1276

with a copy to:

Kilpatrick Townsend & Stockton LLP
607 14th Street, N.W., Suite 900
Washington, D.C. 20005
Attention: Aaron M. Kaslow
           Facsimile:  (202) 204-5600

9.4           Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5           Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6           Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7           Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8           Publicity. Neither Jefferson nor HomeTrust shall, and neither Jefferson nor HomeTrust shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of HomeTrust, in the case of a proposed announcement or statement by Jefferson, or Jefferson, in the case of a proposed announcement or statement by HomeTrust; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9           Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10           Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity.

Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

HomeTrust and Jefferson have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HOMETRUST BANCSHARES, INC.

By:	/s/ Dana L. Stonestreet
	Name:	Dana L. Stonestreet
	Title:	President and Chief Executive Officer

JEFFERSON BANCSHARES, INC.

By:	/s/ Anderson L. Smith
	Name:	Anderson L. Smith
	Title:	President and Chief Executive Officer

EXHIBIT A

Voting Agreement

January 22, 2014

HomeTrust Bancshares, Inc.
10 Woodfin Street
Asheville, North Carolina 28801

Attention:  Dana Stonestreet, Chief Executive Officer

Dear Ladies and Gentlemen:

The undersigned (the “Shareholder”) owns shares, either of record or beneficially, of the common stock of Jefferson Bancshares, Inc. (“Jefferson”).  The Shareholder understands that HomeTrust Bancshares, Inc. (“you” or “HomeTrust”) and Jefferson are simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, the merger of Jefferson with and into HomeTrust (the “Merger”), in which the outstanding shares of common stock of Jefferson will be exchanged for HomeTrust common stock and cash.

The Shareholder is entering into this Voting Agreement to induce HomeTrust to simultaneously enter into the Merger Agreement and to consummate the Merger.

The Shareholder confirms his, her or its agreement with HomeTrust as follows:

    1.    This Agreement shall not apply to those shares of Jefferson common stock, if any (the “Excluded Shares”), that the Shareholder (i) may exercise voting or investment power as a fiduciary for others or (ii) as to which the Shareholder does not have, directly or indirectly, sole voting power.  The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock, excluding Excluded Shares, of Jefferson which is set forth opposite the Shareholder’s signature on this Voting Agreement (the “Shares”).

    2.    The Shareholder agrees that he, she or it will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to HomeTrust, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of HomeTrust.

    3.    Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares in favor of the Merger Agreement at any meeting of shareholders of Jefferson called to consider and vote on the Merger Agreement.

    4.    The Shareholder represents and warrants to HomeTrust that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

    5.    This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the transactions contemplated by the Merger Agreement by Jefferson’s shareholders; (c) mutual agreement in writing of the parties hereto providing for the termination hereof; or (d) September 30, 2014.

    6.    This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.

    7.    This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

    8.    The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

    9.    This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    10.    The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Tennessee.

    11.    This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the death or incapacity of the Shareholder.

    12.    Nothing in this Voting Agreement shall be construed to give HomeTrust any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in HomeTrust any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and HomeTrust shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Jefferson or to exercise any power or authority to

US2008 5269987 2

direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

    13.    The Shareholder agrees that, in the event of his, her or its breach of any of the terms of this Voting Agreement, HomeTrust shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate HomeTrust for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he, she or it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

    14.    No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of Jefferson.

    15.    The Shareholder hereby authorizes Jefferson and HomeTrust to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement for the meeting of shareholders of Jefferson called to consider and vote on the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Voting Agreement.

Please confirm that the foregoing correctly states the understanding between the Shareholder and HomeTrust by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]

US2008 5269987 2

Signature of Shareholder:

Number of Shares: _______________ (1)	Very truly yours,

(Signature)

(Print Name of Shareholder)

(Print Name of Trust, if applicable)

Accepted and Agreed to as of this
_____ day of January ___, 2014:

HOMETRUST BANCSHARES, INC.

By:______________________________
Authorized Officer

US2008 5269987 2

EXHIBIT B

RESIGNATION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Resignation, Non-Solicitation and Confidentiality Agreement (this "Agreement") is entered into this 22nd day of January, 2014 (but shall be effective at the Effective Time (as hereinafter defined)) by and between HomeTrust Bancshares, Inc. (“HomeTrust”) and __________ (the "Director").

WHEREAS, the Director is a member of the boards of directors of Jefferson Bancshares, Inc. (“Jefferson”) and Jefferson Federal Bank (“JFB”);

WHEREAS, the Director is the owner of shares of the common stock of Jefferson;

WHEREAS, Jefferson is simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) with HomeTrust, providing for, among other things, the merger of Jefferson with and into HomeTrust (the “Merger”);

WHEREAS, the Director is entering into this Agreement to induce HomeTrust to simultaneously enter into the Merger Agreement and to consummate the Merger; and

WHEREAS, the Director will derive significant pecuniary benefit from the consummation of the Merger by virtue of the Director being the owner of shares of common stock of Jefferson.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, HomeTrust and the Director hereby agree as follows:

1.           The Director does hereby resign as a member of the board of directors of Jefferson at the effective time of the consummation of the Merger (the “Effective Time”) and as a member of the board of directors of JFB at the time of the consummation of the merger of JFB with and into HomeTrust Bank.

2.           The Director hereby covenants and agrees that he shall not:

(a)           during the one year period next following the Effective Time, or during the Director’s service as an employee or advisory director of HomeTrust Bank, whichever shall last occur (the “Restricted Period”), directly or indirectly, solicit or offer employment to any officer or employee of HomeTrust or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, HomeTrust or any of its subsidiaries to terminate his, her or its employment or business relationship with HomeTrust or any of its subsidiaries; or

(b)           during the Restricted Period, make any remarks or statements, whether orally or in writing, about HomeTrust or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory.  The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his rights under the Merger Agreement and the related documents.

3.           The Director hereby further covenants and agrees that at all times after the Effective Time, he shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity other than HomeTrust and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Jefferson or JFB or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of Jefferson or JFB (including that which gives JFB an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of Jefferson or JFB; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is or comes into the public domain other than through the fault or negligence of the Director, (b) to any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Director under the Merger Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Director for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Director and his family.

4.           If the Restricted Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

5.           The Director acknowledges that the restraints imposed under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if the Director should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement HomeTrust’s remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Director of any of the provisions of paragraph 2 or 3 of this Agreement, HomeTrust shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity.  In the event of any legal action between the Director and HomeTrust under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party.  Moreover, if the Director has violated any of the provisions of paragraph 2, HomeTrust’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of paragraph 2.  If HomeTrust is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

6.           This Agreement shall be governed by the laws of the State of Tennessee.

7.           This Agreement represents the entire agreement between HomeTrust and the Director concerning its subject matter and may not be modified except by a written agreement signed by the parties.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.           This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

10.           This Agreement shall be binding upon and inure to the benefit of the parties and HomeTrust’s successors in interest.

HomeTrust Bancshares, Inc.

___________________________________
By: Dana Stonestreet
Its: President and Chief Executive Officer

Director

___________________________________
[Name]

EXHIBIT C

HOMETRUST BANK
EMPLOYMENT AGREEMENT
ANDERSON L. SMITH

THIS EMPLOYMENT AGREEMENT (this “Agreement”), signed as of January 22, 2014, between ANDERSON L. SMITH (“Executive”) and HOMETRUST BANK (the “Bank”) supersedes and replaces in its entirety the Employment Agreement, dated December 18, 2008, between Jefferson Bancshares, Inc. (“Jefferson”), Jefferson Federal Bank (“JFB”) and Executive (the “Prior Employment Agreement”), and takes effect on the consummation of the Bank Merger (the “Effective Time”) referenced below.

RECITALS

A.
Jefferson has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HomeTrust Bancshares, Inc. (“HomeTrust”), the parent of the Bank, pursuant to which Jefferson will be merged into HomeTrust (the “Merger”) and JFB will be merged into the Bank (the “Bank Merger”).

B.	Executive presently serves as President and Chief Executive Officer of Jefferson and JFB and will continue to do so until consummation of the Merger and the Bank Merger.

C.
The Bank desires Executive to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.
Change in Control Benefits.  At the Effective Time, in full and complete satisfaction of Executive’s change in control benefits under the Prior Employment Agreement, the Bank shall make a compensatory payment to Executive in the amount of $300,000 and the Bank or HomeTrust shall loan Executive $200,000 to be evidenced by and subject to the provisions of a promissory note, in the form previously furnished to Executive.

2.
Employment; Title.  The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement.  Executive’s title will be Eastern Tennessee Market President.

3.	Effective Time and Term.

a.	Term. The term of this Agreement (“Term”) is two years beginning on the day of the Effective Time.

b.	Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason or Executive dies or becomes disabled before the Effective Time.

4.
Duties.  Executive will faithfully and diligently perform the duties assigned to him, which duties will be consistent with his title and position.  Executive will report directly to the Bank’s Chief Banking Officer (the “CBO”).  The Chief Executive Officer of the Bank (the “CEO”) or the CBO may, from time to time, modify Executive’s performance responsibilities to accommodate management objectives of the Bank.  Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him consistent with his title and position without additional compensation.

5.
Extent of Services.  Executive will devote all of his work time, attention and skill to the duties and responsibilities referenced in Section 4.  To the extent that such activities do not interfere with his duties under Section 4, Executive may participate in other businesses as a passive investor and provide services to charitable and community organizations, but (a) Executive may not actively participate in the operation or management of those businesses or organizations, and (b) Executive may not, without the Bank’s prior written consent, make or maintain any investment in a business with which the Bank and/or HomeTrust has an existing competitive or commercial relationship.

6.           Compensation.  Executive shall receive a base salary of not less than $210,000 per year during the Term (“Base Salary”), payable not less frequently than monthly in accordance with the Bank’s regular payroll practices for executives.

7.	Vacation and Benefits.

a.
Vacation and Holidays.  Executive will receive Paid Time Off (PTO) of 30 days each year, excluding holidays.  Executive’s ability to carry over or accumulate PTO will be governed by the Bank’s applicable policies.

b.	Benefits. Executive will be entitled to participate in all benefit and welfare plans and programs of the Bank that are provided to employees of the Bank on a uniform and non-discriminatory basis.

c.	Certain Specific Benefits. Executive shall be entitled to the following benefits:

(i)	Auto Allowance. An automobile allowance of $600 per month.
(ii)	Cell phone. Reimbursement or direct payment of Executive’s cell phone bill in an amount not to exceed $125 per month.
(iii)	Executive Life Insurance. The Bank’s group plan provides for 2x total annual compensation, the same coverage that is provided to other Bank executives.
(iv)	Long Term Disability. The benefit is 60% of compensation up to a maximum $180,000 benefit amount, with the benefit designed to be

2

received by Executive on a tax-free basis.  At age 65 the benefit goes to 24 months and declines three months every year.
(v)	Qualified Plans. The 401(k) and ESOP plans will provide Executive a potential for significant annual employer funded benefits.
(vi)	SERP Benefit. $15,083 per year payable annually less any required tax withholding for the remainder of the 15 year term which commenced on April 26, 2013.

8.           Termination of Employment.

a.
Termination by Bank for Cause.  If the Bank terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason (defined below) before this Agreement terminates, Executive will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date of termination, and in the case of a termination by the Executive without Good Reason, the remaining SERP Benefit payable annually.  Executive shall have no right to receive compensation or benefits for any period after termination.

b.
Other Termination by Bank.  If the Bank terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, then contingent upon Executive’s execution of a release of any and all claims arising out of such termination of his employment, the Bank will pay Executive a lump sum payment equal to the amount of Base Salary remaining to be paid during the Term, plus all compensation and benefits earned and expenses reimbursable through the date of termination, plus the remaining SERP Benefit payable annually.

c.
Death or Disability.  This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank.  If termination occurs under this Section 8(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated plus the remaining SERP Benefit payable annually.

d.
Return of Bank Property.  If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank.  At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank.  The obligations in this Section

3

8(d) include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

e.	Cause. “Cause” means any one or more of the following:

(1)
Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or willful violation of any law, rule or regulation (other than traffic violations or similar offenses);

(2)	Executive’s intentional failure to perform stated duties;
(3)	The material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach;
(4)	Executive being subject to a final cease and desist order;
(5)
The exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment is materially detrimental to the Bank’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or

(6)
The failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such failure.

In order for the Board of Directors to make a determination that termination shall be for Cause under subpart (6) above, the Board must provide the Executive with an opportunity to meet with the Board in person.

f.	Good Reason. “Good Reason” means any one or more of the following:

(1)	Reduction of Executive’s Base Salary;
(2)
A material diminution in the authority, responsibilities or duties of the Executive in relationship to the authority, duties and responsibilities of other Market Presidents of the Bank on the date hereof, without the Executive’s consent;

(3)	A material breach or violation of this Agreement by the Bank that is not remedied within 10 days after the receipt of written notice by the Bank to cure; or
(4)
A non-consensual relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from Morristown, Tennessee.

4

Provided that the Executive shall provide notice to the Bank of the existence of the condition described above within 30 days of the initial existence of the condition, upon the notice of which the Bank shall have 30 days to remedy the condition.

9.
Confidentiality.  Executive will not, at any time during and after the Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or HomeTrust or their business operations, unless (1) the Bank or HomeTrust consents in writing to the use or disclosure of such confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement; (3) disclosure is required by law or court order; or (4) the information is made or otherwise becomes public.  For purposes of this Agreement, confidential business information includes, without limitation, information concerning all aspects of current and future operations, information on asset and investment management practices, marketing plans, pricing structure and technology of either the Bank or HomeTrust.

10.	Restrictive Covenants.

a.
Competitive Activities.  During the period of his employment with the Bank and two years thereafter, Executive will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, creditor or otherwise, provide employment, consulting, advisory or other similar services within a 50 miles radius of any branch or office location of the Bank, to any person or entity engaged in any business that is competitive with the business of the Bank or HomeTrust, as conducted during the Term or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new financial institution.

b.
Non-Interference.  During the period of his employment with the Bank and for two years thereafter, Executive will not, directly or indirectly, encourage or entice, or attempt to encourage or entice, (i) any employee or the Bank or HomeTrust to terminate his/her employment with the Bank or HomeTrust, or (ii) any person or entity to terminate, cancel, rescind, revoke, diminish or reduce the level of its business or contractual relationships with the Bank or HomeTrust.

11.	Enforcement.

a.
The Bank and Executive stipulate that, in light of all the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 9 and 10 (including without limitation their scope and duration) are fair and reasonably necessary for the protection of the Bank’s and HomeTrust’s confidential information, goodwill and other protectable interests.  If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to maximize enforceable.

5

b.
Executive acknowledges the Bank and/or HomeTrust will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Section 9 or 10 or threatens or attempts to do so.  For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

12.
Covenants.  Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 9 and 10 and that the Bank is entitled to require him to comply with such Sections.  Sections 9, 10 and 11 will survive termination of this Agreement.  Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

13.	Regulatory Action. Notwithstanding any other provisions of this Agreement:

a.
If Executive is suspended and/or temporarily prohibited from participating in the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended or (ii) reinstate (in whole or in part) any of its obligations which were suspended;

b.
If the Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of FDIA, 12 U.S.C. 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected;

c.
If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties; and

d.
All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii)

6

by the OCC, at the time the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

14.	Miscellaneous Provisions.

a.
Tax Withholding.  All actual and deemed compensation payments made to Executive by the Bank or HomeTrust under this Agreement or otherwise shall be subject to the customary tax withholding policies and practices of the Bank and HomeTrust.  Consistent herewith, the Bank and/or HomeTrust may make additional tax withholding from cash compensatory payments to be made to Executive to cover any withholding obligation relating to non-cash compensatory payments or benefits being provided to Executive from the Bank or HomeTrust.

b.
Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

c.
Prior Agreements; Waiver and Release.  This Agreement supersedes and replaces in their entirety any and all previous agreements between Executive and Jefferson or JFB regarding compensation or terms of employment of Executive, including, without limitation, the Prior Employment Agreement and any other agreements regarding change in control payments, severance payments, supplemental life insurance benefits, supplemental retirement benefits, and/or other benefits (collectively, the “Prior Agreements”); provided, however, that in the event this Agreement becomes void in accordance with Section 3(b) above, the Prior Agreements shall remain in full force and effect.  Executive hereby waives any right or entitlement to any severance payments, compensation, monies, or benefits under the Prior Agreements.  Executive expressly waives and releases the Bank and HomeTrust, from any and all claims or obligations arising out of the Prior Agreements.

d.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank, and its successors and assigns and Executive and his heirs and legal representatives.

e.
Litigation Expenses.  If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, the prevailing party will be entitled to reimbursement from the non-prevailing party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

7

f.
Waiver.  Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights.  A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

g.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

h.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

i.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

j.
Governing Law and Venue.  This Agreement will be governed by and construed in accordance with laws of the state of Tennessee, except to the extent that certain regulatory matters may be governed by federal law.

k.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

l.	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

m.
IRC Section 409A.  The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”).  Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A, including payments excluded from the 409A Rules as separation pay on account of an involuntary separation from service or as short-term deferral.  Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent the Bank determines that such amendment is necessary to comply with the 409A Rules.  In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § 1.409A-2(b)(2).

If the Executive is a “Specified Employee” within the meaning of the 409A Rules on the date of the Executive’s separation from service (“Separation Date”), and if an exemption from the six month delay requirement of the 409A Rules is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months

8

following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

[Signatures appear on following page]

9

This Employment Agreement is executed as of January 22, 2014.

HOMETRUST BANK

By:	________________________
Dana L. Stonestreet
Its:	President and Chief Executive Officer

EXECUTIVE:

___________________________
Anderson L. Smith

10

EXHIBIT D

HOMETRUST BANK
EMPLOYMENT AGREEMENT
JOHN WILLIAM BEARD

THIS EMPLOYMENT AGREEMENT (this “Agreement”), signed as of January 22, 2014, between JOHN WILLIAM BEARD (“Executive”) and HOMETRUST BANK (the “Bank”) supersedes and replaces in its entirety the Employment Agreement, dated May 16, 2012, by and between Jefferson Federal Bank (“JFB”) and Executive (the “Prior Employment Agreement”), and takes effect on the consummation of the Bank Merger (the “Effective Time”) referenced below.

RECITALS

A.
Jefferson Bancshares, Inc. (“Jefferson”), the parent of JFB, has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HomeTrust Bancshares, Inc. (“HomeTrust”), the parent of the Bank, pursuant to which Jefferson will be merged into HomeTrust (the “Merger”) and JFB will be merged into the Bank (the “Bank Merger”).

B.	Executive presently serves as Executive Vice-President and Chief Credit Officer of JFB and will continue to do so until consummation of the Bank Merger.

C.
The Bank desires Executive to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.
Employment; Title.  The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement.  Executive’s title will be East Tennessee Senior Credit Officer.

2.	Effective Time and Term.

a.	Term. The term of this Agreement (“Term”) is two years beginning on the day of the Effective Time.

b.	Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason or Executive dies or becomes disabled before the Effective Time.

3.
Duties.  Executive will faithfully and diligently perform the duties assigned to him, which duties will be consistent with his title and position.  Executive will report directly to the Bank’s Chief Credit Officer (the “CCO”).  The Chief Executive Officer of the Bank (the “CEO”) or the CCO may, from time to time, modify Executive’s performance responsibilities to accommodate management objectives of the Bank.  Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him consistent with his title and position without additional compensation.

4.
Extent of Services.  Executive will devote all of his work time, attention and skill to the duties and responsibilities referenced in Section 3.  To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor and provide services to charitable and community organizations, but (a) Executive may not actively participate in the operation or management of those businesses or organizations, and (b) Executive may not, without the Bank’s prior written consent, make or maintain any investment in a business with which the Bank and/or HomeTrust has an existing competitive or commercial relationship.

5.           Compensation.  Executive shall receive a base salary of $175,000 per year during the Term (“Base Salary”), payable not less frequently than monthly in accordance with the Bank’s regular payroll practices for executives.

6.	Vacation and Benefits.

a.
Vacation and Holidays.  Executive will receive Paid Time Off (PTO) of 24 days each year, excluding holidays.  Executive’s ability to carry over or accumulate PTO will be governed by the Bank’s applicable policies.

b.	Benefits. Executive will be entitled to participate in all benefit and welfare plans and programs of the Bank that are provided to employees of the Bank on a uniform and non-discriminatory basis.

c.	Certain Specific Benefits. Executive shall be entitled to the following benefits:

(i)	Cell phone. Reimbursement or direct payment of Executive’s cell phone bill in an amount not to exceed $125 per month.
(ii)	Executive Life Insurance. The Bank’s group plan provides for 2x total annual compensation, the same coverage that is provided to other Bank executives.
(iii)
Long Term Disability.  The benefit is 60% of compensation up to a maximum $180,000 benefit amount, with the benefit designed to be received by Executive on a tax-free basis.  At age 65 the benefit goes to 24 months and declines three months every year.

(iv)	Qualified Plans. The 401(k) and ESOP plans will provide Executive a potential for significant annual employer funded benefits.

2

7.           Termination of Employment.

a.
Termination by Bank for Cause.  If the Bank terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason (defined below) before this Agreement terminates, Executive will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date of termination.  Executive shall have no right to receive compensation or benefits for any period after termination.

b.
Other Termination by Bank.  If the Bank terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, then contingent upon Executive’s execution of a release of any and all claims arising out of such termination of his employment, the Bank will pay Executive a lump sum payment equal to the amount of Base Salary remaining to be paid during the Term, plus all compensation and benefits earned and expenses reimbursable through the date of termination.

c.
Death or Disability.  This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank.  If termination occurs under this Section 7(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated.

d.
Return of Bank Property.  If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank.  At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank.  The obligations in this Section 7(d) include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

e.	Cause. “Cause” means any one or more of the following:

(1)
Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or willful violation of any law, rule or regulation (other than traffic violations or similar offenses);

(2)	Executive’s intentional failure to perform stated duties;

3

(3)	The material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach;
(4)	Executive being subject to a final cease and desist order;
(5)
The exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment is materially detrimental to the Bank’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or

(6)
The failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such failure.

In order for the Board of Directors to make a determination that termination shall be for Cause under subpart (6) above, the Board must provide the Executive with an opportunity to meet with the Board in person.

f.	Good Reason. “Good Reason” means any one or more of the following:

(1)	Reduction of Executive’s Base Salary;
(2)	A material breach or violation of this Agreement by the Bank that is not remedied within 10 days after the receipt of written notice by the Bank to cure; or
(3)
A non-consensual relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from Johnson City, Tennessee.

Provided that the Executive shall provide notice to the Bank of the existence of the condition described above within 30 days of the initial existence of the condition, upon the notice of which the Bank shall have 30 days to remedy the condition.

8.
Confidentiality.  Executive will not, at any time during and after the Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or HomeTrust or their business operations, unless (1) the Bank or HomeTrust consents in writing to the use or disclosure of such confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement; (3) disclosure is required by law or court order; or (4) the information is made or otherwise becomes public.  For purposes of this Agreement, confidential business information includes, without limitation, information concerning all aspects of

4

current and future operations, information on asset and investment management practices, marketing plans, pricing structure and technology of either the Bank or HomeTrust.

9.	Restrictive Covenants.

a.
Competitive Activities.  During the period of his employment with the Bank and two years thereafter, Executive will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, creditor or otherwise, provide employment, consulting, advisory or other similar services within a 50 miles radius of any branch or office location of the Bank, to any person or entity engaged in any business that is competitive with the business of the Bank or HomeTrust, as conducted during the Term or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new financial institution.

b.
Non-Interference.  During the period of his employment with the Bank and for two years thereafter, Executive will not, directly or indirectly, encourage or entice, or attempt to encourage or entice, (i) any employee or the Bank or HomeTrust to terminate his/her employment with the Bank or HomeTrust, or (ii) any person or entity to terminate, cancel, rescind, revoke, diminish or reduce the level of its business or contractual relationships with the Bank or HomeTrust.

10.	Enforcement.

a.
The Bank and Executive stipulate that, in light of all the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 8 and 9 (including without limitation their scope and duration) are fair and reasonably necessary for the protection of the Bank’s and HomeTrust’s confidential information, goodwill and other protectable interests.  If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to maximize enforceable.

b.
Executive acknowledges the Bank and/or HomeTrust will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Section 8 or 9 or threatens or attempts to do so.  For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

11.
Covenants.  Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 8 and 9 and that the Bank is entitled to require him to comply with such Sections.  Sections 8, 9 and 10 will survive termination of this Agreement.  Executive represents that if his employment is terminated, whether

5

voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

12.	Regulatory Action. Notwithstanding any other provisions of this Agreement:

a.
If Executive is suspended and/or temporarily prohibited from participating in the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended or (ii) reinstate (in whole or in part) any of its obligations which were suspended;

b.
If the Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of FDIA, 12 U.S.C. 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected;

c.
If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties; and

d.
All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the OCC, at the time the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

13.	Miscellaneous Provisions.

a.
Tax Withholding.  All actual and deemed compensation payments made to Executive by the Bank or HomeTrust under this Agreement or otherwise shall be subject to the customary tax withholding policies and practices of the Bank and HomeTrust.  Consistent herewith, the Bank and/or HomeTrust may make additional tax withholding from cash compensatory payments to be made to

6

Executive to cover any withholding obligation relating to non-cash compensatory payments or benefits being provided to Executive from the Bank or HomeTrust.

b.
Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

c.
Prior Agreements; Waiver and Release.  This Agreement supersedes and replaces in their entirety any and all previous agreements between Executive and Jefferson or JFB regarding compensation or terms of employment of Executive, including, without limitation, the Prior Employment Agreement and any other agreements regarding compensation, severance, and/or other benefits (collectively, the “Prior Agreements”); provided, however, that in the event this Agreement becomes void in accordance with Section 2(b) above, the Prior Agreements shall remain in full force and effect.  Executive hereby waives any right or entitlement to any severance payments, compensation, monies, or benefits under the Prior Agreements.  Executive expressly waives and releases the Bank and HomeTrust, from any and all claims or obligations arising out of the Prior Agreements.

d.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank, and its successors and assigns and Executive and his heirs and legal representatives.

e.
Litigation Expenses.  If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, the prevailing party will be entitled to reimbursement from the non-prevailing party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

f.
Waiver.  Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights.  A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

g.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

h.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

i.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

7

j.
Governing Law and Venue.  This Agreement will be governed by and construed in accordance with laws of the state of Tennessee, except to the extent that certain regulatory matters may be governed by federal law.

k.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

l.	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

m.
IRC Section 409A.  The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”).  Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A, including payments excluded from the 409A Rules as separation pay on account of an involuntary separation from service or as short-term deferral.  Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent the Bank determines that such amendment is necessary to comply with the 409A Rules.  In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § 1.409A-2(b)(2).

If the Executive is a “Specified Employee” within the meaning of the 409A Rules on the date of the Executive’s separation from service (“Separation Date”), and if an exemption from the six month delay requirement of the 409A Rules is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

[Signatures appear on following page]

8

This Employment Agreement is executed as of January 22, 2014.

HOMETRUST BANK

By:	________________________
Dana L. Stonestreet
Its:	President and Chief Executive Officer

EXECUTIVE:

___________________________
John William Beard

9

EXHIBIT E

HOMETRUST BANK
EMPLOYMENT AGREEMENT
GARY L. KEYS

THIS EMPLOYMENT AGREEMENT (this “Agreement”), signed as of January 22, 2014, between GARY L. KEYS (“Executive”) and HOMETRUST BANK (the “Bank”) supersedes and replaces in its entirety the Employment Agreement, dated May 16, 2012, by and between Jefferson Federal Bank (“JFB”) and Executive (the “Prior Employment Agreement”), and takes effect on the consummation of the Bank Merger (the “Effective Time”) referenced below.

RECITALS

A.
Jefferson Bancshares, Inc. (“Jefferson”), the parent of JFB, has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HomeTrust Bancshares, Inc. (“HomeTrust”), the parent of the Bank, pursuant to which Jefferson will be merged into HomeTrust (the “Merger”) and JFB will be merged into the Bank (the “Bank Merger”).

B.	Executive presently serves as Executive Vice-President and Manager of Special Assets of JFB and will continue to do so until consummation of the Bank Merger.

C.
The Bank desires Executive to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.
Employment; Title.  The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement.  Executive’s title will be Commercial Relationship Manager.

2.	Effective Time and Term.

a.	Term. The term of this Agreement (“Term”) is two years beginning on the day of the Effective Time.

b.	Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason or Executive dies or becomes disabled before the Effective Time.

3.
Duties.  Executive will faithfully and diligently perform the duties assigned to him, which duties will be consistent with his title and position.  Executive will report directly to the Bank’s Chief Banking Officer (the “CBO”).  The Chief Executive Officer of the Bank (the “CEO”) or the CBO may, from time to time, modify Executive’s performance responsibilities to accommodate management objectives of the Bank.  Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him consistent with his title and position without additional compensation.

4.
Extent of Services.  Executive will devote all of his work time, attention and skill to the duties and responsibilities referenced in Section 3.  To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor and provide services to charitable and community organizations, but (a) Executive may not actively participate in the operation or management of those businesses or organizations, and (b) Executive may not, without the Bank’s prior written consent, make or maintain any investment in a business with which the Bank and/or HomeTrust has an existing competitive or commercial relationship.

5.           Compensation.  Executive shall receive a base salary of $155,000 per year during the Term (“Base Salary”), payable not less frequently than monthly in accordance with the Bank’s regular payroll practices for executives.

6.	Vacation and Benefits.

a.
Vacation and Holidays.  Executive will receive Paid Time Off (PTO) of 24 days each year, excluding holidays.  Executive’s ability to carry over or accumulate PTO will be governed by the Bank’s applicable policies.

b.	Benefits. Executive will be entitled to participate in all benefit and welfare plans and programs of the Bank that are provided to employees of the Bank on a uniform and non-discriminatory basis.

c.	Certain Specific Benefits. Executive shall be entitled to the following benefits:

(i)	Cell phone. Reimbursement or direct payment of Executive’s cell phone bill in an amount not to exceed $125 per month.
(ii)	Executive Life Insurance. The Bank’s group plan provides for 2x total annual compensation, the same coverage that is provided to other Bank executives.
(iii)
Long Term Disability.  The benefit is 60% of compensation up to a maximum $180,000 benefit amount, with the benefit designed to be received by Executive on a tax-free basis.  At age 65 the benefit goes to 24 months and declines three months every year.

(iv)	Qualified Plans. The 401(k) and ESOP plans will provide Executive a potential for significant annual employer funded benefits.

2

7.           Termination of Employment.

a.
Termination by Bank for Cause.  If the Bank terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason (defined below) before this Agreement terminates, Executive will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date of termination.  Executive shall have no right to receive compensation or benefits for any period after termination.

b.
Other Termination by Bank.  If the Bank terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, then contingent upon Executive’s execution of a release of any and all claims arising out of such termination of his employment, the Bank will pay Executive a lump sum payment equal to the amount of Base Salary remaining to be paid during the Term, plus all compensation and benefits earned and expenses reimbursable through the date of termination.

c.
Death or Disability.  This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank.  If termination occurs under this Section 7(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated.

d.
Return of Bank Property.  If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank.  At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank.  The obligations in this Section 7(d) include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

e.	Cause. “Cause” means any one or more of the following:

(1)
Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or willful violation of any law, rule or regulation (other than traffic violations or similar offenses);

(2)	Executive’s intentional failure to perform stated duties;

3

(3)	The material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach;
(4)	Executive being subject to a final cease and desist order;
(5)
The exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment is materially detrimental to the Bank’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or

(6)
The failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such failure.

In order for the Board of Directors to make a determination that termination shall be for Cause under subpart (6) above, the Board must provide the Executive with an opportunity to meet with the Board in person.

f.	Good Reason. “Good Reason” means any one or more of the following:

(1)	Reduction of Executive’s Base Salary;
(2)	A material breach or violation of this Agreement by the Bank that is not remedied within 10 days after the receipt of written notice by the Bank to cure; or
(3)
A non-consensual relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from Kingsport, Tennessee.

Provided that the Executive shall provide notice to the Bank of the existence of the condition described above within 30 days of the initial existence of the condition, upon the notice of which the Bank shall have 30 days to remedy the condition.

8.
Confidentiality.  Executive will not, at any time during and after the Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or HomeTrust or their business operations, unless (1) the Bank or HomeTrust consents in writing to the use or disclosure of such confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement; (3) disclosure is required by law or court order; or (4) the information is made or otherwise becomes public.  For purposes of this Agreement, confidential business information includes, without limitation, information concerning all aspects of

4

current and future operations, information on asset and investment management practices, marketing plans, pricing structure and technology of either the Bank or HomeTrust.

9.	Restrictive Covenants.

a.
Competitive Activities.  During the period of his employment with the Bank and two years thereafter, Executive will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, creditor or otherwise, provide employment, consulting, advisory or other similar services within a 50 miles radius of any branch or office location of the Bank, to any person or entity engaged in any business that is competitive with the business of the Bank or HomeTrust, as conducted during the Term or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new financial institution.

b.
Non-Interference.  During the period of his employment with the Bank and for two years thereafter, Executive will not, directly or indirectly, encourage or entice, or attempt to encourage or entice, (i) any employee or the Bank or HomeTrust to terminate his/her employment with the Bank or HomeTrust, or (ii) any person or entity to terminate, cancel, rescind, revoke, diminish or reduce the level of its business or contractual relationships with the Bank or HomeTrust.

10.	Enforcement.

a.
The Bank and Executive stipulate that, in light of all the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 8 and 9 (including without limitation their scope and duration) are fair and reasonably necessary for the protection of the Bank’s and HomeTrust’s confidential information, goodwill and other protectable interests.  If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to maximize enforceable.

b.
Executive acknowledges the Bank and/or HomeTrust will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Section 8 or 9 or threatens or attempts to do so.  For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

11.
Covenants.  Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 8 and 9 and that the Bank is entitled to require him to comply with such Sections.  Sections 8, 9 and 10 will survive termination of this Agreement.  Executive represents that if his employment is terminated, whether

5

voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

12.	Regulatory Action. Notwithstanding any other provisions of this Agreement:

a.
If Executive is suspended and/or temporarily prohibited from participating in the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended or (ii) reinstate (in whole or in part) any of its obligations which were suspended;

b.
If the Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of FDIA, 12 U.S.C. 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected;

c.
If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties; and

d.
All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the OCC, at the time the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

13.	Miscellaneous Provisions.

a.
Tax Withholding.  All actual and deemed compensation payments made to Executive by the Bank or HomeTrust under this Agreement or otherwise shall be subject to the customary tax withholding policies and practices of the Bank and HomeTrust.  Consistent herewith, the Bank and/or HomeTrust may make additional tax withholding from cash compensatory payments to be made to

6

Executive to cover any withholding obligation relating to non-cash compensatory payments or benefits being provided to Executive from the Bank or HomeTrust.

b.
Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

c.
Prior Agreements; Waiver and Release.  This Agreement supersedes and replaces in their entirety any and all previous agreements between Executive and Jefferson or JFB regarding compensation or terms of employment of Executive, including, without limitation, the Prior Employment Agreement and any other agreements regarding compensation, severance, and/or other benefits (collectively, the “Prior Agreements”); provided, however, that in the event this Agreement becomes void in accordance with Section 2(b) above, the Prior Agreements shall remain in full force and effect.  Executive hereby waives any right or entitlement to any severance payments, compensation, monies, or benefits under the Prior Agreements.  Executive expressly waives and releases the Bank and HomeTrust, from any and all claims or obligations arising out of the Prior Agreements.

d.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank, and its successors and assigns and Executive and his heirs and legal representatives.

e.
Litigation Expenses.  If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, the prevailing party will be entitled to reimbursement from the non-prevailing party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

f.
Waiver.  Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights.  A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

g.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

h.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

i.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

7

j.
Governing Law and Venue.  This Agreement will be governed by and construed in accordance with laws of the state of Tennessee, except to the extent that certain regulatory matters may be governed by federal law.

k.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

l.	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

m.
IRC Section 409A.  The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”).  Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A, including payments excluded from the 409A Rules as separation pay on account of an involuntary separation from service or as short-term deferral.  Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent the Bank determines that such amendment is necessary to comply with the 409A Rules.  In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § 1.409A-2(b)(2).

If the Executive is a “Specified Employee” within the meaning of the 409A Rules on the date of the Executive’s separation from service (“Separation Date”), and if an exemption from the six month delay requirement of the 409A Rules is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

[Signatures appear on following page]

8

This Employment Agreement is executed as of January 22, 2014.

HOMETRUST BANK

By:	________________________
Dana L. Stonestreet
Its:	President and Chief Executive Officer

EXECUTIVE:

___________________________
Gary L. Keys

9

EXHIBIT F

COMBINATION AGREEMENT/PLAN OF MERGER

This COMBINATION AGREEMENT/PLAN OF MERGER (this “Plan”) is made and entered into as of the ___ day of January, 2014, by and between Jefferson Federal Bank, a Tennessee chartered savings bank with its principal office located at 120 Evans Avenue, Morristown, Tennessee 37814 (“JFB”) and HomeTrust Bank, a federally chartered savings bank with its principal office located at 10 Woodfin Street, Asheville, North Carolina 28801 (“HomeTrust”).

RECITALS

WHEREAS, this Plan is being entered into pursuant to the terms of an Agreement and Plan of Merger dated January 22, 2014 (the “Parent Merger Agreement”) by and among HomeTrust Bancshares, Inc., the sole owner of and holding company of HomeTrust, and Jefferson Bancshares, Inc., the sole owner of and holding company of JFB; and

WHEREAS, two mergers are to be consummated pursuant to the Parent Merger Agreement as follows and in the following order:  (a) the merger of Jefferson Bancshares, Inc. with and into HomeTrust Bancshares, Inc. (the “Holding Company Merger”); and (b) the merger of JFB with and into HomeTrust pursuant to this Plan (the “Bank Merger”).

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties enter into the following agreement.

AGREEMENT

§ 1           Bank Merger.  JFB shall merge with and into HomeTrust in the Bank Merger following the approval of the Parent Merger Agreement by the shareholders of Jefferson Bancshares, Inc. and the consummation of the Holding Company Merger.

§ 2           Resulting Institution.  The resulting institution of the Bank Merger (the “Resulting Institution”) shall be HomeTrust, which is chartered under Federal law.

§ 3           Home or Principal Office of the Resulting Institution.  The home or principal office of the Resulting Institution shall be located at 10 Woodfin Street, Asheville, North Carolina 28801.  The branch offices of the Resulting Institution shall be the branch offices of HomeTrust and the home and branch offices of JFB, the addresses of which are listed on Appendix A attached hereto, which constitutes a part of this Plan.

§ 4           Charter and Bylaws of the Resulting Institution.  After the Bank Merger, the Resulting Institution shall be operated under the existing charter and bylaws of HomeTrust.

§ 5           Directors of the Resulting Institution.  The number of directors of the Resulting Institution shall be 13.  The names and residence addresses of those persons who shall serve as directors of the Resulting Institution and the expiration dates of their terms and the names and addresses of the officers of the Resulting Institutions are listed on Appendix B attached hereto, which constitutes a part of this Plan.

§ 6           Accounts.  Upon the Effective Date (as defined below), each accountholder of JFB shall receive, without payment, a withdrawable account or accounts in the Resulting Institution equal in withdrawal value to the account or accounts held in JFB on such date, featuring the same rate, maturity and other terms.  The deposit accounts of JFB and HomeTrust are insured by the Federal Deposit Insurance Corporation (“FDIC”) and the accounts of the Resulting Institution shall be insured by the FDIC.

§ 7           Effect of the Bank Merger; Transfer of Assets and Liabilities Upon Bank Merger; Liquidation Accounts.  Upon the Effective Date, the separate existence of JFB shall cease and the Resulting Institution shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of JFB and HomeTrust and all obligations belonging or due to each, all of which shall be vested in the Resulting Institution without further act or deed; title to any real estate vested in JFB or HomeTrust shall be vested in the Resulting Institution and shall not revert or in any way be impaired by reason of the Bank Merger; the Resulting Institution shall have all the liabilities of JFB and of HomeTrust; and all the assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by JFB and HomeTrust or which would inure to either of them, shall, immediately by operation of law and without any conveyance, transfer, or further action, become the property of the Resulting Institution.  The Resulting Institution shall be deemed to be a continuation of the entity of JFB and of HomeTrust, and shall succeed to the rights and obligations of JFB and of HomeTrust and the duties and liabilities connected therewith, subject to Federal law.

For purposes of granting a limited priority claim to the assets of the Resulting Institution, in the unlikely event (and only upon such event) of a complete liquidation of the Resulting Institution to persons who maintained savings accounts with JFB immediately prior to the Effective Date and continue to maintain savings accounts with the Resulting Institution on and after the Effective Date, and who, immediately prior to the Effective Date had a subaccount balance (as described in 12 C.F.R. Section 192.460) with respect to any liquidation account of JFB, the Resulting Institution shall, as of the Effective Date, establish a liquidation account(s) in an amount equal to the liquidation account(s) of such persons immediately prior to the Effective Date, which liquidation account(s) shall participate pari passu with any other liquidation accounts of the Resulting Institution.  The Resulting Institution shall maintain the liquidation subaccount for each such account holder as long as the account holder maintains an account with the same social security number.  If the balance in any savings account to which a subaccount balance relates at the close of business on the last day of any fiscal year of the Resulting Institution after the Effective Date (each such date, an “annual closing date”) is less than the balance in such savings account as of the Effective Date or at the close of business on the last day of any other fiscal year of the Resulting Institution after the Effective Date, such subaccount balance shall be reduced in an amount proportionate to the reduction in such savings account balance.  No subaccount balance shall be increased, notwithstanding any increase in the balance

2

of the related savings account.  If such related savings account is closed, such subaccount shall be reduced to zero upon such closing.  Notwithstanding the foregoing, the Resulting Institution shall not be required to adjust the liquidation account and sub-account balances at each annual closing date if the Resulting Institution maintains sufficient records to make the computations if a liquidation subsequently occurs.  In the event of a complete liquidation of the Resulting Institution, and only in such event, the amount distributable to each accountholder will be determined in accordance with the rules and regulations of the Office of the Comptroller of the Currency (the “OCC”) pertaining to conversions by savings associations from mutual to stock form of organization, on the basis of such accountholder’s subaccount balance with the Resulting Institution at the time of its liquidation.  No merger, consolidation or similar combination or transaction with another depository institution will be deemed to be a liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution.

§ 8           Capital Stock.  As of the Effective Date, the amount of the capital stock of HomeTrust, consisting solely of shares of common stock, par value $.01 per share, issued and outstanding immediately prior to the Bank Merger shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Institution issued and outstanding immediately after the Bank Merger.

Each share of the capital stock of JFB, consisting solely of common stock with a par value of [$___] per share, issued and outstanding immediately prior to the Bank Merger, and each share of capital stock held as treasury stock by JFB at such time, shall by virtue of the Bank Merger, and without any action by the issuer or holder thereof, be surrendered, retired and cancelled.

§ 9           Approvals.  This Plan is subject to approval by the Tennessee Commissioner of Financial Institutions and by the shareholders of JFB and HomeTrust.  The Bank Merger is subject to approval by the Office of the Comptroller of the Currency (the “OCC”).

§ 10           Effective Date of Bank Merger.  The effective date of the Bank Merger (the “Effective Date”) shall be the date upon which the Articles of Merger with respect to the Bank Merger are filed with the Secretary of State of the State of Tennessee and the date as of which the Articles of Combination with respect to the Bank Merger are endorsed by the OCC.  In no event shall the Bank Merger occur prior to consummation of the Holding Company Merger.

§ 11           Further Actions; Amendment; Headings.

(a)           All of the transactions contemplated by this Plan have been or will be authorized by all necessary corporate action of each institution.  Both institutions by their proper officers shall execute and deliver all instruments, certificates and other documents as may be necessary or incidental to the performance of this Plan including, without limitation, Articles of Combination to be filed with the OCC.

3

(b)           No amendment or modification of this Plan shall be binding unless approved by action of the boards of directors of the parties and executed in writing by the parties or their successors.

(c)           Section headings are not to be considered part of this Plan, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan or any of its provisions.

§ 12           Termination.  Prior to the consummation of the Holding Company Merger, this Plan may be terminated by the written consent of the parties upon action of the boards of directors of HomeTrust and JFB.  This Plan shall terminate automatically without any action by the parties in the event that the Parent Merger Agreement is terminated.  After consummation of the Holding Company Merger, this Plan may be terminated by action of HomeTrust Bancshares, Inc., the sole shareholder of the parties hereto.

§ 13           Entire Agreement, Severability.

(a)           This Plan, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection with it.

(b)           If any provision of this Plan is invalid or unenforceable, all of the remaining provisions of this Plan shall remain in full force and effect and shall be binding upon the parties.

§ 14           Governing Law.  This Plan and the rights and obligations under it shall be governed by Federal law and to the extent applicable, the laws of the State of Tennessee.  Nothing in this Plan shall require any unlawful action or inaction by either party.  This Plan is intended to satisfy applicable requirements under Federal law and the requirements of a plan of merger for JFB under Tennessee law.

§ 15           Acknowledgment.  Each party to this Plan, by the execution of this Plan, acknowledges and affirms that its board of directors has approved this Plan and the Bank Merger, authorized the execution of this Plan, empowered its signatories to execute this Plan, and authorized the filing of this Plan with state and federal officials as required by applicable law.

4

The parties have on the date first written above caused this Plan to be executed by their duly authorized officers.

JEFFERSON FEDERAL BANK

By:
Anderson L. Smith, President

HOMETRUST BANK

By:
Dana L. Stonestreet, President

5

Appendix A Branch Offices of Resulting Institution (home office located at 10 Woodfin Street, Asheville, NC 28801)

ADDRESS	CITY	ZIP	STATE
140 Airport Road Suite P	Arden	28704	North Carolina
1825 Hendersonville Road	Asheville	28803	North Carolina
1011 Tunnel Road, Suite 180	Asheville	28805	North Carolina
8583 Carolina Boulevard	Clyde	28721	North Carolina
5 North Ridge Commons Parkway	Weaverville	28787	North Carolina
224 East Warren Street	Shelby	28150	North Carolina
2007 East Dixon Boulevard	Shelby	28152	North Carolina
8759 N. NC Highway 150	Clemmons	27012	North Carolina
107 West Center Street	Lexington	27292	North Carolina
11564 Old Highway 52	Winston-Salem	27107	North Carolina
100 West Main Street	Cherryville	28021	North Carolina
800 Russ Avenue	Waynesville	28786	North Carolina
228 Sixth Avenue East	Hendersonville	28792	North Carolina
685 West Mills Street	Columbus	28722	North Carolina
341 N. Trade Street	Tryon	28782	North Carolina
722 Washington St	Eden	27288	North Carolina
106 South Van Buren Road	Eden	27288	North Carolina
2805 Reid School Road	Reidsville	27320	North Carolina
351 Butler Road	Forest City	28043	North Carolina
499 Woodruff Road	Greenville	29607	South Carolina
120 Evans Avenue*	Morristown	37814	Tennessee
143 East Main Street	Morristown	37814	Tennessee
123 Merchants Green Boulevard	Morristown	37814	Tennessee
1960 S. Morris Boulevard	Morristown	37814	Tennessee
6501 Kingston Pike	Knoxville	37919	Tennessee
11916 Kingston Pike	Farragut	37934	Tennessee
1907 N. Roan Street	Johnson City	37901	Tennessee
612 W. Walnut Street	Johnson City	37604	Tennessee
4718 N. Roan Street	Johnson City	37615	Tennessee
1000 W. Oakland Avenue	Johnson City	37604	Tennessee
240 W. Center Street	Kingsport	37662	Tennessee
4409 Ft. Henry Drive	Kingsport	37663	Tennessee

*Home office of Jefferson Federal Bank

A - 1

Appendix B Resulting Institution Directors and Officers (home office located at 10 Woodfin Street, Asheville, NC 28801)
	DIRECTORS
NAME	ADDRESS	FISCAL YEAR TERM EXPIRES

Sidney A. Biesecker		2015
Robert G. Dinsmore, Jr.		2015
Larry S. McDevitt		2015
Peggy C. Melville		2015
Anderson L. Smith		2015
H. Stanford Allen		2015
J. Steven Goforth		2015
Robert E. Shepherd, Sr.		2015
Dana L. Stonestreet		2015
F. Edward Broadwell, Jr.		2015
William T. Flynt		2015
Craig C. Koontz		2015
F. K. McFarland, III		2015

B - 1

OFFICERS
NAME	ADDRESS	TITLE

Dana L. Stonestreet		Chairman, President and Chief Executive Officer
Tony J. VunCannon		Senior Vice President, Chief Financial Officer and Treasurer
Charles I. Abbitt, Jr.		Senior Vice President and Chief Risk Officer
Howard L. Sellinger		Senior Vice President and Chief Information Officer
C. Hunter Westbrook		Senior Vice President and Chief Banking Officer
Teresa White		Senior Vice President and Chief Administration Officer
H. Stanford Allen		Senior Vice President and President for Cherryville Federal Bank Division
Sidney A. Biesecker		Senior Vice President and President for Industrial Federal Bank Division
Kathy Redmond		Senior Vice President and Director of Retail Banking

B - 2